Filed pursuant to Rule 424(b)(3)

Registration Nos. 333-197227 and

333-197227-01

PROSPECTUS SUPPLEMENT NO. 4

Supplement to Prospectus dated
April 12, 2016

________________________

GWG HOLDINGS, INC.

________________________

1,000,000 Units of L Bonds
($1,000,000,000)

This “Prospectus Supplement No. 4 — Supplement to Prospectus dated April 12, 2016,” supplements and amends our prospectus dated April 12, 2016 (referred to simply as our “prospectus”). You should read this supplement together with the prospectus since the information contained herein supplements and amends the information contained in the prospectus. This supplement supersedes and replaces prospectus supplement no. 3 dated November 10, 2016 (and, for clarity, also supersedes and replaces prospectus supplement no. 1 dated May 16, 2016 and prospectus supplement no. 2 dated August 12, 2016). Capitalized terms contained in this supplement have the same meanings as in the prospectus unless otherwise stated herein.

RECENT EVENTS

On March 15, 2017, we filed our Annual Report on Form 10-K for the period ended December 31, 2016. This prospectus supplement has been prepared primarily to set forth certain information contained in that report. You should be aware that other information contained in our Annual Report on Form 10-K for the period ended December 31, 2016, and not expressly set forth in this prospectus supplement, is nonetheless incorporated by reference into the prospectus. As a result, you should refer to and familiarize yourself with the full contents of that report. In particular, we specifically encourage you to read the “Risk Factors” section that report, the contents of which are not set forth in this prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This supplement is part of the prospectus and either it or its contents must accompany the prospectus to satisfy the prospectus-delivery requirements under the Securities Act of 1933.

The date of this prospectus supplement is March 15, 2017

________________________

GWG Holdings, Inc.
220 South Sixth Street, Suite 1200
Minneapolis, MN 55402
Tel: (612) 746-1944
Fax: (612) 746-0445

i

RISK RELATING TO FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus supplement contain forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions about our operations and the investments we make, including, among other things, factors discussed under the heading “Risk Factors” in the prospectus and the following:

•         changes in the secondary market for life insurance;

•         changes resulting from the evolution of our business model and strategy with respect to the life insurance industry;

•         our limited operating history;

•         the valuation of assets reflected on our financial statements;

•         the reliability of assumptions underlying our actuarial models, including our life expectancy estimates;

•         our reliance on debt financing;

•         risks relating to the validity and enforceability of the life insurance policies we purchase;

•         risks relating to our ability to license and effectively apply technologies to improve and expand the scope of our business;

•         our reliance on information provided and obtained by third parties;

•         federal, state and FINRA regulatory matters;

•         competition in the secondary market of life insurance;

•         the relative illiquidity of life insurance policies;

•         our ability to satisfy our debt obligations if we were to sell our entire portfolio of life insurance policies;

•         life insurance company credit exposure;

•         cost-of-insurance (premium) increases on our life insurance contracts;

•         general economic outlook, including prevailing interest rates;

•         performance of our investments in life insurance policies;

•         financing requirements;

•         litigation risks;

•         restrictive covenants contained in borrowing agreements; and

•         our ability to make cash distributions in satisfaction of dividend obligations and redemption requests.

Forward-looking statements can be identified by the use of words like “believes,” “could,” “possibly,” “probably,” “anticipates,” “estimates,” “projects,” “expects,” “may,” “will,” “should,” “seek,” “intend,” “plan,” “expect,” or “consider” or the negative of these expressions or other variations, or by discussions of strategy that involves risks and uncertainties. All forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual transactions, results, performance or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements.

We base these forward-looking statements on current expectations and projections about future events and the information currently available to us. Although we believe that the assumptions for these forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Consequently, no representation or warranty can be given that the estimates, opinions, or assumptions made in or referenced by this prospectus supplement will prove to be accurate. Some of the risks, uncertainties and assumptions are identified in the discussion entitled “Risk Factors” in the prospectus and in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31,

2017, filed on March 15, 2017. We caution you that the forward-looking statements in (or incorporated by reference into) the prospectus are only estimates and predictions, or statements or current intent. Actual results or outcomes, or actions that we ultimately undertake, could differ materially from those anticipated in the forward-looking statements due to risks, uncertainties or actual events differing from the assumptions underlying these statements. These risks, uncertainties and assumptions include, but are not limited to, those discussed in this prospectus supplement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Note: The following discussion and analysis of the financial condition and results of operations of the Company are derived from our Annual Report on Form 10-K for the period ended December 31, 2016, filed with the SEC on March 15, 2017. We have not materially updated this discussion in any way, although it may be presented in a different order than in our Annual Report. As indicated in that report, this discussion and analysis is based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. The statements in this discussion and analysis concerning expectations regarding our future performance, liquidity and capital resources, as well as other non-historical statements in this discussion and analysis, are forward-looking statements. See “Risks Relating to Forward-Looking Statements” above and in the prospectus. These forward-looking statements are subject to numerous risks and uncertainties. Our actual results could differ materially from those suggested or implied by any forward-looking statements.

You should read the following discussion in conjunction with our consolidated financial statements and accompanying notes beginning at page F-1 of this prospectus supplement, as well as our consolidated financial statements and related notes contained within the prospectus.

This discussion and analysis is based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management.

Overview

We are a financial services company committed to finding new ways of disrupting and transforming the life insurance and related industries through innovative products and services, business processes, financing strategies, and advanced genomic technology. Historically, we have focused on creating opportunities for consumers to obtain significantly more value for their life insurance policies as compared to the traditional options offered by the insurance industry. As part of our business, we create opportunities for investors to receive income and capital appreciation from our various activities in the life insurance and related industries.

Critical Accounting Policies

Critical Accounting Estimates

The preparation of our consolidated financial statements in accordance with the Generally Accepted Accounting Principles (GAAP) requires us to make judgments, estimates, and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base our judgments, estimates, and assumptions on historical experience and on various other factors believed to be reasonable under the circumstances. Actual results could differ materially from these estimates. We evaluate our judgments, estimates, and assumptions on a regular basis and make changes accordingly. We believe that the judgments, estimates, and assumptions involved in valuing our investments in life insurance policies have the greatest potential impact on our consolidated financial statements and accordingly believe these to be our critical accounting estimates. Below we discuss the critical accounting policies associated with these estimates as well as certain other critical accounting policies.

Ownership of Life Insurance Policies — Fair Value Option

We account for the purchase of life insurance policies in accordance with ASC 325-30, Investments in Insurance Contracts (“ASC 325-30”), which requires us to use either the investment method or the fair value method. We have elected to account for all of our life insurance policies using the fair value method.

The fair value of our life insurance policies is determined as the net present value of the life insurance portfolio’s future expected cash flows (policy benefits received and required premium payments) that incorporates current life expectancy estimates and discount rate assumptions.

We initially record our purchase of life insurance policies at the transaction price, which is the amount paid for the policy, inclusive of all external fees and costs associated with the acquisition. The fair value of our investment in our portfolio of insurance policies is evaluated at the end of each subsequent reporting period. Changes in the fair value of our portfolio are based on periodic evaluations and are recorded in our consolidated and combined statement of operations as changes in fair value of life insurance policies.

Fair Value Components — Medical Underwriting

Unobservable inputs, as discussed below, are a critical component of our estimate for the fair value of our investments in life insurance policies. We currently use a probabilistic method of estimating and valuing the projected cash flows of our portfolio, which we believe to be the preferred and most prevalent valuation method in the industry. In this regard, the most significant assumptions we make are the life expectancy estimates of the insureds and the discount rate applied to the expected future cash flows to be derived from our portfolio.

The Society of Actuaries recently finalized the 2015 Valuation Basic Table (“2015 VBT”). The 2015 VBT is based on a much larger dataset of insured lives, face amount of policies and more current information compared to the dataset underlying the 2008 Valuation Basic Table. The new 2015 VBT dataset includes 266 million policies compared to the 2008 VBT dataset of 75 million. The experience data in the 2015 VBT dataset includes 2.55 million claims on policies from 51 insurance carriers. Life expectancies implied by the 2015 VBT are generally longer for male and female nonsmokers between the ages of 65 and 80, while smokers and insureds of both genders over the age of 85 have significantly lower life expectancies. We adopted the 2015 VBT in our valuation process in June 2016.

In the past, we attempted to update the independent life expectancy estimates on the insured lives in our portfolio, other than insured lives covered under small face amount policies (i.e., $1 million in face value benefits or less), on a continuous rotating three-year cycle. Under the terms of our senior credit facility with LNV Corporation, however, we are required to attempt to update life expectancies on a rotating two-year cycle. Our prior experience in updating life expectancies has generally resulted in longer life expectancies for most, but not all, of the insureds within our portfolio. For more information about life expectancy estimates and their impact upon our business and financial statements, please see Risk Factors (“If actuarial assumptions we obtain from third-party providers . . . ..”), and Note 4 to our financial statements.

During 2016 we identified 46 policies with combined face value of $109.9 million in our portfolio that were subject to COI rate changes. These increased charges resulted in a $6.5 million reduction in the fair value of our portfolio.

We are aware of one additional pending COI increase affecting our portfolio.

Fair Value Components — Required Premium Payments

We must pay the premiums on the life insurance policies within our portfolio in order to collect the policy benefit. The same probabilistic model and methodologies used to generate expected cash inflows from the life insurance policy benefits over the expected life of the insured are used to estimate cash outflows due to required premium payments. Premiums paid are offset against revenue in the applicable reporting period.

Fair Value Components — Discount Rate

A discount rate is used to calculate the net present value of the expected cash flows. The discount rate used to calculate fair value of our portfolio incorporates the guidance provided by ASC 820, Fair Value Measurements and Disclosures.

The table below provides the discount rate used to estimate the fair value of our portfolio of life insurance policies for the period ending:

December 31, 2016	December 31, 2015
10.96%	11.09%

The change in the discount rate incorporates current information about discount rates applied by other reporting companies owning portfolios of life insurance policies, discount rates observed by us in the life insurance secondary market, market interest rates, credit exposure to the issuing insurance companies, and our estimate of the risk premium a purchaser would require to receive the future cash flows derived from our portfolio of life insurance policies. The discount rate we choose assumes an orderly and arms-length transaction (i.e., a non-distressed transaction in which neither seller nor buyer is compelled to engage in the transaction), which is consistent with related GAAP guidance. The carrying value of policies acquired during each quarterly reporting period are adjusted to their current fair value using the fair value discount rate applied to the entire portfolio as of that reporting date.

We engaged MAPS to prepare a calculation of our life insurance portfolio. MAPS owns and maintains the portfolio pricing software we use. MAPS processed policy data, future premium data, life expectancy estimate data, and other actuarial information to calculate a net present value for our portfolio using the specified discount rate of 10.96%. MAPS independently calculated the net present value of our portfolio of 690 policies to be $511.2 million and furnished us with a letter documenting its calculation. A copy of such letter is filed as Exhibit 99.1 to our Annual Report on Form 10-K, filed on March 15, 2017.

Deferred Income Taxes

Under ASC 740, Income Taxes (“ASC 740”), deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is established for deferred tax assets that are not considered “more likely than not” to be realized. Realization of deferred tax assets depends upon having sufficient past or future taxable income in periods to which the deductible temporary differences are expected to be recovered or within any applicable carryback or carryforward periods. After assessing the realization of the net deferred tax assets, we believe that it is “more likely than not” that we will be able to realize all of our deferred tax assets other than those which are expected to result in a capital loss.

Deferred Financing and Issuance Costs

Financing costs, which include issuance costs, sales commissions and other direct expenses, incurred under the senior credit facilities were capitalized and are amortized using the straight-line method over the term of the senior credit facilities. The Series I Secured Note obligations are reported net of financing costs, which are amortized using the interest method over the term of each respective borrowing. The L Bonds are reported net of financing costs, which are amortized using the interest method over the term of each respective borrowing.

Principal Revenue and Expense Items

We earn revenues from the following three primary sources.

•         Life Insurance Policy Benefits Realized. We recognize the difference between the face value of the policy benefits and carrying value when an insured event has occurred and determine that settlement and collection of the policy benefits is realizable and reasonably assured. Revenue from a transaction must meet both criteria in order to be recognized. We generally collect the face value of the life insurance policy from the insurance company within 45 days of the insured’s mortality.

•         Change in Fair Value of Life Insurance Policies. We value our portfolio investments for each reporting period in accordance with the fair value principles discussed herein, which reflects the expected payment of premiums for future periods as shown in our consolidated financial statements net premium costs.

•         Sale of a Life Insurance Policy. In the event of a sale of a policy, we recognize gain or loss as the difference between the sale price and the carrying value of the policy on the date of the receipt of payment on such sale.

Our main components of expense are summarized below.

•         Selling, General and Administrative Expenses. We recognize and record expenses incurred in our business operations, including operations related to the purchasing and servicing of life insurance policies. These expenses include salaries and benefits, sales, marketing, occupancy and other expenditures.

•         Interest and Dividends. We recognize and record interest expenses associated with the costs of financing our life insurance portfolio for the current period. These expenses include interest paid to our senior lender under our senior credit facilities, interest paid on our L Bonds and other outstanding indebtedness such as our Series I Secured Notes. When we issue debt, we amortize the financing costs associated with such indebtedness over the outstanding term of the financing, and classify it as interest expense.

Results of Operations — 2016 Compared to 2015

The following is our analysis of the results of operations for the periods indicated below. This analysis should be read in conjunction with our consolidated financial statements and related notes.

Revenue.

	Years Ended December 31,
	2016	2015
Revenue recognized from the receipt of policy benefits	$37,459,000	$26,721,000
Revenue recognized from the change in fair value of life insurance policies, net of premiums and carrying costs(1)	30,343,000	12,660,000
Gain on life insurance policies, net	$67,802,000	$39,381,000
Number of policies matured	23	9
The change in fair value related to new policies acquired during the year	$38,205,000	$24,550,000

____________

(1)      The discount rate applied to estimate the fair value of the portfolio of life insurance policies we own was 10.96% and 11.09% as of December 31, 2016 and 2015, respectively. The carrying value of policies acquired during each quarterly reporting period is adjusted to current fair value using the fair value discount rate applied to the entire portfolio as of that reporting date.

Expenses.

	2016	2015	Increase
Employee compensation and benefits(1)	$11,784,000	$8,010,000	$3,774,000
Interest expense (including amortization of deferred financing costs)(2)	42,343,000	29,519,000	12,824,000
Legal and professional expenses(3)	3,947,000	3,153,000	794,000
Other expenses(4)	10,677,000	7,784,000	2,893,000
Total expenses	$68,751,000	$48,466,000	$20,285,000

____________

(1)      We hired additional members to our sales, marketing and information technology teams. At the end of 2015 we employed approximately 50 employees, at the end of 2016 our headcount rose to approximately 70 employees.

(2)      The increase was due to the increase in the average debt and preferred stock outstanding from approximately $332.8 million in 2015 to approximately $471.4 million in 2016.

(3)      Increase is due to SEC filings and other costs related to securities offerings and on-going compliance.

(4)      Increase is due to increased insurance, investor relations, marketing and business development expenses.

Deferred Income Taxes. Under ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance may be established for any portion of deferred tax assets that is not considered “more likely than not” to be realized. Realization of deferred tax assets depends upon having sufficient past or future taxable income in periods to which the deductible temporary differences are expected to be recovered or within any applicable carryback or carryforward periods. After assessing the realization of net deferred tax assets, we believe that it is “more likely than not” that we will be able to realize all of our deferred tax assets other than those which are expected to result in a capital loss.

We also provided a valuation allowance against the deferred tax asset related to tax basis capital loss generated with respect to our settlement and subsequent disposal of an earlier investment. As we have no expectation of generating offsetting capital gains with the applicable carryforward period, we do not believe that it is “more likely than not” that the deferred asset will be realized.

Income Tax Expense. We incurred income tax expense of $0.3 million in 2016 and realized income tax benefits of $3.5 million in 2015. The effective tax rate for the 12 months ended December 31, 2016 and 2015, was 46% and 39.7%, respectively, compared to a statutory rate of 34%.

The following table provides a reconciliation of our income tax benefit at the statutory federal tax rate to our actual income tax benefit:

	2016		2015
Statutory federal income tax	$247,000	34.0%	$(3,004,000)	34.0%
State income taxes, net of federal benefit	56,000	7.8%	(561,000)	6.3%
Other permanent differences	30,000	4.2%	55,000	(0.6)%
Total income tax expense	$333,000	46.0%	$(3,510,000)	39.7%

The most significant temporary differences between GAAP net income and taxable net income are the treatment of interest costs with respect to the acquisition of the life insurance policies and revenue recognition with respect to the mark-to-market of life insurance portfolio.

Liquidity and Capital Resources

We finance our business through a combination of life insurance policy benefit receipts, origination fees, equity offerings, debt offerings, and our senior credit facilities. We have used our debt offerings and our senior credit facilities primarily for policy acquisition, policy servicing, and portfolio-related financing expenditures including paying principal and interest.

As of December 31, 2016 and December 31, 2015, we had approximately $121.7 million and $74.4 million, respectively, in combined available cash, cash equivalents, policy benefits receivable, if any, and available borrowing base surplus capacity, if any, under our senior credit facilities for the purpose of purchasing additional life insurance policies, paying premiums on existing policies, paying portfolio servicing expenses, and paying principal and interest on our outstanding financing obligations.

Financings Summary

We had the following outstanding debt balances as of December 31, 2016 and December 31, 2015:

	As of December 31, 2016		As of December 31, 2015
Issuer/Borrower	Principal Amount Outstanding	Weighted Average Interest Rate	Principal Amount Outstanding	Weighted Average Interest Rate
GWG Holdings, Inc. – L Bonds	$387,067,000	7.23%	$282,171,000	7.18%
GWG Life, LLC – Series I Secured Notes	16,614,000	8.68%	23,578,000	8.47%
GWG DLP Funding III, LLC; IV, LLC – Senior credit facilities	162,725,000	7.34%	65,011,000	5.58%
Total	$566,406,000	7.30%	$370,760,000	6.98%

In November 2009, our wholly owned subsidiary GWG Life began a private placement of Series I Secured Notes to accredited investors only. This offering was closed in November 2011. As of December 31, 2016 and 2015, we had approximately $16.6 million and $23.6 million, respectively, in principal amount of Series I Secured Notes outstanding.

In September 2011, we concluded a private placement offering of Series A, having received an aggregate $24.6 million in subscriptions for our Series A. These subscriptions consisted of $14.0 million in conversions of outstanding Series I Secured Notes and $10.6 million of new investments. As of December 31, 2016 and 2015, we had approximately $19.7 million and $20.8 million of Series A outstanding.

In January 2012, we began publicly offering up to $250.0 million in debt securities (initially named “Renewable Secured Debentures” and subsequently renamed “L Bonds”) that was completed in January 2015.

On September 24, 2014, we consummated an initial public offering of our common stock resulting in the sale of 800,000 shares of common stock at $12.50 per share and net proceeds of approximately $8.6 million after the deduction of underwriting commissions, discounts and expense reimbursements.

In January 2015, we began publicly offering up to $1.0 billion of L Bonds as a follow-on to our earlier $250.0 million public debt offering. Through December 31, 2016, the total amount of these L Bonds sold, including renewals, was $669.2 million. As of December 31, 2016 and December 31, 2015, respectively, we had approximately $387.1 million and $282.2 million in principal amount of L Bonds outstanding.

In October 2015, we began publicly offering up to 100,000 shares of our RPS at a per-share price of $1,000. As of December 31, 2016 we had issued approximately $59.0 million stated value of RPS.

On February 14, 2017, we began publicly offering up to 150,000 shares of RPS 2 at a per-share price of $1,000. As of the date of this prospectus supplement we had not sold shares of RPS 2.

The weighted-average interest rate of our outstanding Series I Secured Notes as of December 31, 2016 and December 31, 2015 was 8.68% and 8.47%, respectively, and the weighted-average maturity at those dates was 1.14 and 1.06 years, respectively. The Series I Secured Notes have renewal features. Since we first issued our Series I Secured Notes, we have experienced $166.3 million in maturities, of which as of December 31, 2016, $125.0 million has renewed for an additional term. This has provided us with an aggregate renewal rate of approximately 75% for investments in these securities. Effective September 1, 2016, we no longer renew the Series I Secured Notes.

The weighted-average interest rate of our outstanding L Bonds as of December 31, 2016 and December 31, 2015 was 7.23% and 7.18%, respectively, and the weighted-average maturity at those dates was 2.13 and 2.02 years, respectively. Our L Bonds have renewal features. Since we first issued our L Bonds, we have experienced $282.1 million in maturities, of which $181.5 million has renewed through December 31, 2016 for an additional term. This has provided us with an aggregate renewal rate of approximately 64% for investments in these securities. Effective September 1, 2016, we discontinued the sales and renewals of 6-month and 1-year L Bonds.

Future contractual maturities of Series I Secured Notes and L Bonds at December 31, 2016 are:

Years Ending December 31,	Series I Secured Notes	L Bonds	Total
2017	$10,523,000	$106,955,000	$117,478,000
2018	2,401,000	109,407,000	111,808,000
2019	1,024,000	90,463,000	91,487,000
2020	1,725,000	20,679,000	22,404,000
2021	941,000	28,923,000	29,864,000
Thereafter	—	30,640,000	30,640,000
	$16,614,000	$387,067,000	$403,681,000

The L Bonds and Series I Secured Notes are secured by all of our assets, and are subordinate to our senior credit facilities. The L Bonds and Series I Secured Notes are pari passu with respect to a security interest in our assets pursuant to an intercreditor agreement (see Notes 7 and 8).

We maintain a $105 million senior credit facility with Autobahn/DZ Bank through DLP III. The senior credit facility is used to pay the premium expenses related to our portfolio of life insurance policies. As of December 31, 2016 and 2015, we had approximately $0 million and $65.0 million, respectively, outstanding under the senior credit facility, and maintained an available borrowing base surplus of $0 million and $40 million, respectively. On September 14, 2016, we paid off the senior credit facility in full with funds received from a new senior credit facility with LNV Corporation as described in Note 6.

On September 14, 2016, we entered into a $172 million senior credit facility with LNV Corporation through DLP IV. We intend to use the proceeds from this facility to grow and maintain our portfolio of life insurance policies, for liquidity and for general corporate purposes. As of December 31, 2016 we had approximately $162.7 million outstanding under the senior credit facility.

We expect to meet our ongoing operational capital needs through a combination of policy benefit receipts, origination fees, and proceeds from financing transactions. We expect to meet our policy acquisition, servicing, and financing capital needs principally from the receipt of policy benefit revenues from our portfolio of life insurance policies, net proceeds from our offering of L Bonds, RPS and RPS 2, and from our senior credit facilities. Because we only receive origination fees when we purchase a policy, our receipt of those fees is contingent upon our consummation of policy purchases, which is, in turn, contingent upon our receipt of external funding. Despite capital market conditions that are still recovering from the prolonged credit crisis, we have demonstrated continued access to credit and financing markets. Furthermore, we expect that policy benefit receipts will increase as the average age of the insureds increase and mortality events occur over time with greater frequency. As a result of the foregoing, we estimate that our liquidity and capital resources are sufficient for our current and projected financial needs. Nevertheless, if we are unable to continue our offerings for any reason (or if we become unsuccessful in selling our securities), and we are unable to obtain capital from other sources, our business will be materially and adversely affected. In addition, our business will be materially and adversely affected if we do not receive the policy benefits we forecast and if holders of our L Bonds or Series I Secured Notes fail to renew with the frequency we have historically experienced. In such a case, we could be forced to sell our investments in life insurance policies to service or satisfy our debt-related and other obligations.

Capital expenditures have historically not been material and we do not anticipate making material capital expenditures in 2016 or beyond.

Debt Financings Summary

The table below reconciles the face amount of our outstanding debt to the carrying value shown on our balance sheet:

	As of December 31, 2016	As of December 31, 2015
Total senior facilities and other indebtedness
Face amount outstanding	$162,725,000	$65,011,000
Unamortized selling costs	$(6,660,000)	$(1,731,000)
Carrying amount	$156,065,000	$63,280,000

Series I Secured Notes:
Face amount outstanding	$16,614,000	$23,578,000
Unamortized selling costs	$(209,000)	$(290,000)
Carrying amount	$16,405,000	$23,288,000

L Bonds:
Face amount outstanding	$387,067,000	$282,171,000
Subscriptions in process	$5,882,000	$2,470,000
Unamortized selling costs	$(11,636,000)	$(8,158,000)
Carrying amount	$381,313,000	$276,483,000

Portfolio Assets and Secured Indebtedness

At December 31, 2016, the fair value of our investments in life insurance policies of $511.2 million plus our cash balance of $78.5 million and our restricted cash balance of $37.8 million, plus matured policy benefits receivable of $5.3 million, totaled $632.9 million representing an excess of portfolio assets over secured indebtedness of $66.4 million. At December 31, 2015, the fair value of our investments in life insurance policies of $356.6 million plus our cash balance of $34.4 million and our restricted cash balance of $2.3 million, totaled $393.3 million, representing an excess of portfolio assets over secured indebtedness of $22.5 million.

The following forward-looking table seeks to illustrate the impact of the sale of our portfolio of life insurance assets at various discount rates on our ability to satisfy our debt obligations as of December 31, 2016. In all cases, the sale of the life insurance assets owned by DLP III and DLP IV will be used first to satisfy all amounts owing under the respective senior credit facilities. The net sale proceeds remaining after satisfying all obligations under the senior credit facilities would be applied to L Bonds and Series I Secured Notes on a pari passu basis.

Portfolio Discount Rate	10%	11%	12%	13%	14%
Value of portfolio	$533,372,000	$507,733,000	$484,146,000	$462,397,000	$442,299,000
Cash, cash equivalents and policy benefits receivable	121,659,000	121,659,000	121,659,000	121,659,000	121,659,000
Total assets	655,031,000	629,392,000	605,805,000	584,056,000	563,958,000
Senior credit facilities	162,725,000	162,725,000	162,725,000	162,725,000	162,725,000
Net after senior credit facilities	492,306,000	466,667,000	443,080,000	421,331,000	401,233,000
Series I Secured Notes and L Bonds	403,681,000	403,681,000	403,681,000	403,681,000	403,681,000
Net after Series I Secured Notes and L Bonds	88,625,000	62,986,000	39,399,000	17,650,000	(2,448,000)
Impairment to Series I Secured Notes and L Bonds	No impairment	No impairment	No impairment	No impairment	Impairment

The table illustrates that our ability to fully satisfy amounts owing under the L Bonds and Series I Secured Notes would likely be impaired upon the sale of all our life insurance assets at a price equivalent to a discount rate of approximately 13.94% or higher. At December 31, 2015, the impairment occurred at a discount rate of approximately 14.09% or higher. The discount rates used to calculate the fair value of our portfolio were 10.96% and 11.09% as of December 31, 2016 and December 31, 2015, respectively.

The table does not include any allowance for transactional fees and expenses associated with a portfolio sale (which expenses and fees could be substantial), and is provided to demonstrate how various discount rates used to value our portfolio could affect our ability to satisfy amounts owing under our debt obligations in light of our senior secured lender’s right to priority payments. You should read the above table in conjunction with the information contained in other sections of this prospectus supplement, including our discussion of discount rates included under the “— Critical Accounting Policies — Fair Value Components – Discount Rate” caption above. This discussion and analysis is based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management.

Entry into Credit Facility

Effective September 14, 2016, DLP IV entered into a Loan and Security Agreement with LNV Corporation, as lender, and CLMG Corp., as the administrative agent on behalf of the lenders under the agreement. The Loan and Security Agreement makes available a total of up to $172,300,000 in credit to DLP IV with a maturity date of September 14, 2026. Interest will accrue on amounts borrowed under the agreement at an annual interest rate, determined as of each date of borrowing or quarterly if there is no borrowing, equal to (A) the greater of LIBOR or the federal funds rate (as defined in the agreement) plus one-half of one percent per annum, plus (B) 5.75% per annum.

Under the Loan and Security Agreement, DLP IV has granted the administrative agent, for the benefit of the lenders under the agreement, a security interest in all of DLP IV’s assets. As with prior collateral arrangements relating to the senior secured debt of GWG Holdings and its subsidiaries (on a consolidated basis), GWG Holdings’ equity ownership in DLP IV continues to serve as collateral for the obligations of GWG Holdings under the L Bonds (although the life insurance assets owned by DLP IV will not themselves serve directly as collateral for those obligations).

The Loan and Security Agreement, among other things, requires the borrower to maintain a reserve account to pay anticipated servicing fees for maintaining the borrower’s pledged policies, debt service and reasonable administrative and third-party expenses identified under the agreement for 12 months. The approximate amount set aside in the reserve account as of December 31, 2016 is $27 million.

Cash Flows

The payment of premiums and servicing costs to maintain life insurance policies represents our most significant requirement for cash disbursement. When a policy is purchased, we are able to calculate the minimum premium payments required to maintain the policy in-force. Over time as the insured ages, premium payments will increase. Nevertheless, the probability of actually needing to pay the premiums decreases since mortality becomes more likely. These scheduled premiums and associated probabilities are factored into our expected internal rate of return and cash-flow modeling. Beyond premiums, we incur policy servicing costs, including annual trustee, tracking costs, and debt servicing costs, including principal and interest payments all of which are excluded from our internal rate of return calculations. Until we receive a sufficient amount of proceeds from the policy benefits, we intend to pay these costs from our senior credit facilities, when permitted, and through the issuance of debt securities, including the L Bonds, and equity securities including our preferred stock.

The amount of payments for anticipated premiums and servicing costs that we will be required to make over the next five years to maintain our current portfolio, assuming no mortalities, is set forth in the table below.

Years Ending December 31,	Premiums	Servicing	Premiums and Servicing Fees
2017	$44,787,000	$534,000	$45,321,000
2018	50,165,000	534,000	50,699,000
2019	55,685,000	534,000	56,219,000
2020	60,561,000	534,000	61,095,000
2021	67,824,000	534,000	68,358,000
	$279,022,000	$2,670,000	$281,692,000

Our anticipated premium expenses are subject to the risk of increased COI charges (i.e., premium charges) for the universal life insurance policies we own. In this regard, we are aware of one insurer that has notified us of its intent to increase COI charges on certain life insurance policies. As a result, we expect that our premium expense will increase and the fair value of our portfolio will be negatively impacted once the insurer has specified and implemented the proposed increases. Except as noted above, we are not aware of COI increases by other insurers, but we are aware that COI increases have become more prevalent in the industry. Thus, we expect that we may see additional insurers implementing COI increases in the future. See also the Risk Factor section of our Annual Report on Form 10-K, filed on March 15, 2017 (“Cost-of-insurance (premium) increases could materially and adversely affect our financial condition and our profitability.”).

For the quarter-end dates set forth below, the following table illustrates the total amount of face value of policy benefits owned, and the trailing 12 months of life insurance policy benefits collected and premiums paid on our portfolio. The trailing 12-month benefits/premium coverage ratio indicates the ratio of policy benefits received to premiums paid over the trailing 12-month period from our portfolio of life insurance policies.

Quarter End Date	Portfolio Face Amount ($)	12-Month Trailing Benefits Collected ($)	12-Month Trailing Premiums Paid ($)	12-Month Trailing Benefits/Premium Coverage Ratio
March 31, 2012	482,455,000	4,203,000	14,977,000	28.1%
June 30, 2012	489,255,000	8,703,000	15,412,000	56.5%
September 30, 2012	515,661,000	7,833,000	15,837,000	49.5%
December 31, 2012	572,245,000	7,350,000	16,597,000	44.3%
March 31, 2013	639,755,000	11,350,000	18,044,000	62.9%
June 30, 2013	650,655,000	13,450,000	19,182,000	70.1%
September 30, 2013	705,069,000	18,450,000	20,279,000	91.0%
December 31, 2013	740,648,000	16,600,000	21,733,000	76.4%
March 31, 2014	771,940,000	12,600,000	21,930,000	57.5%
June 30, 2014	784,652,000	6,300,000	22,598,000	27.9%
September 30, 2014	787,964,000	4,300,000	23,121,000	18.6%
December 31, 2014	779,099,000	18,050,000	23,265,000	77.6%
March 31, 2015	754,942,000	46,675,000	23,786,000	196.2%
June 30, 2015	806,274,000	47,125,000	24,348,000	193.5%
September 30, 2015	878,882,000	44,482,000	25,313,000	175.7%
December 31, 2015	944,844,000	31,232,000	26,650,000	117.2%
March 31, 2016	1,027,821,000	21,845,000	28,771,000	75.9%
June 30, 2016	1,154,798,000	30,924,000	31,891,000	97.0%
September 30, 2016	1,272,078,000	35,867,000	37,055,000	96.8%
December 31, 2016	1,361,675,000	48,452,000	40,240,000	120.4%

We believe that the portfolio cash flow results set forth above are consistent with our general investment thesis: that the life insurance policy benefits we receive will continue to increase over time in relation to the premiums we are required to pay on the remaining polices in the portfolio. Nevertheless, we expect that our portfolio cash flow on a period-to-period basis will remain inconsistent until such time as we achieve our goal of acquiring a larger, more diversified portfolio of life insurance policies. As our receipt of life insurance policy benefits increases, we expect to use these cash flows to begin paying down our outstanding indebtedness and purchase additional life insurance policies.

The life insurance policies owned by DLP III is subject to a collateral arrangement with the agent to the revolving credit lender, as described in Note 5. Under this arrangement, collection and escrow accounts are used to fund purchases and premiums of the insurance policies and to pay interest and other charges under our senior credit facilities. The lender and its agent must authorize all disbursements from these accounts, including any distributions to GWG Life or GWG Holdings. If the facility advance rate exceeds 50%, the distributions are limited to an amount that would result in the borrowers (DLP III, GWG Life, and GWG Holdings) realizing an annualized rate of return on the equity funded amount for such assets of not more than 18%, as determined by the agent. After such amount is reached, the credit agreement requires that excess funds be used to fund repayments or a reserve account in a certain amount before any additional distributions may be made. In the future, these arrangements may restrict the cash flows available for payment of principal and interest on our debt obligations.

Inflation

Changes in inflation do not necessarily correlate with changes in interest rates. We presently do not foresee any material impact of inflation on our results of operations in the periods presented in our consolidated financial statements.

Off-Balance Sheet Arrangements

We are party to an office lease with U.S. Bank National Association as the landlord. On September 1, 2015, we entered into an amendment that expanded the leased space to 17,687 square feet and extended the term through August 31, 2025 (see Note 17).

Credit Risk

We review the credit risk associated with our portfolio of life insurance policies when estimating its fair value. In evaluating the policies’ credit risk, we consider insurance company solvency, credit risk indicators, economic conditions, ongoing credit evaluations, and company positions. We attempt to manage our credit risk related to life insurance policies typically by purchasing policies issued only from companies with an investment-grade credit rating by either Standard & Poor’s, Moody’s, or A.M. Best Company. As of December 31, 2016, 96.3% of our life insurance policies, by face value benefits, were issued by companies that maintained an investment-grade rating (BBB or better) by Standard & Poor’s.

Interest Rate Risk

Our senior credit facilities are floating-rate financing. In addition, our ability to offer interest and dividend rates that attract capital (including in our continuous offering of L Bonds, RPS and RPS 2) is generally impacted by prevailing interest rates. Furthermore, while our L Bond, RPS and RPS 2 offerings provide us with fixed-rate debt and equity financing, our debt coverage ratio is calculated in relation to our total cost of debt financing. Therefore, fluctuations in interest rates impact our business by increasing our borrowing costs, and reducing availability under our debt financing arrangements. Furthermore, we calculate our portfolio earnings based upon the spread generated between the return on our life insurance portfolio and the cost of our financing. As a result, increases in interest rates will also reduce the earnings we expect to achieve from our investments in life insurance policies.

Non-GAAP Financial Measures

Non-GAAP financial measures disclosed by our management are provided as additional information to investors in order to provide an alternative method for assessing our financial condition and operating results. These non-GAAP financial measures are not in accordance with GAAP and may be different from non-GAAP measures used by other companies, including other companies within our industry. This presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for comparable amounts prepared in accordance with GAAP. See our consolidated financial statements and our audited financial statements contained herein.

We use non-GAAP financial measures for maintaining compliance with covenants contained in our borrowing agreement with Autobahn/DZ Bank and for planning and forecasting purposes. The application of current GAAP standards during a period of significant growth in our business, in which period we are building a large and actuarially diverse portfolio of life insurance, results in current period operating performance that may not be reflective of our long-term earnings potential. Management believes that our non-GAAP financial measures permit investors to better focus on this long-term earnings performance without regard to the volatility in GAAP financial results that can and has occurred during this phase of growth.

Therefore, in contrast to a GAAP fair valuation (mark-to-market), we seek to measure the accrual of the actuarial gain occurring within the portfolio of life insurance policies at our expected internal rate of return based on statistical mortality probabilities for the insureds (using primarily the insured’s age, sex, health and smoking status). The expected internal rate of return tracks actuarial gain occurring within the policies according to a mortality table as the insureds’ age increases. By comparing the actuarial gain accruing within our portfolio of life insurance policies against our adjusted costs during the same period, we can estimate, manage and evaluate the overall financial profitability of our business without regard to mark-to-market volatility. We use this information to balance our life insurance policy purchasing and manage our capital structure, including the issuance of debt and utilization of our other sources of capital, and to monitor our compliance with borrowing covenants. We believe that these non-GAAP financial measures provide information that is useful for investors to understand period-over-period operating results separate and apart from fair value items that could have a disproportionately positive or negative impact on GAAP results in any particular period.

Our senior credit facility with Autobahn/DZ Bank requires us to maintain a “positive net income” and “tangible net worth,” each of which are calculated on an adjusted non-GAAP basis using the method described above, without regard to GAAP-based fair value measures. In addition, our senior credit facility with Autobahn/DZ Bank requires us to maintain an “excess spread,” which is the difference between (i) the weighted average of our expected internal rate of return of our portfolio of life insurance policies and (ii) the weighted average of the Autobahn/DZ Bank senior credit facility’s interest rate.

In addition, the Indenture governing our L Bonds and the note issuance and security agreement governing our Series I Secured Notes require us to maintain a “debt coverage ratio” designed to ensure that the expected cash flows from our portfolio of life insurance policies is able to adequately service our total outstanding indebtedness. This ratio is calculated using non-GAAP measures in the method described below, again without regard to GAAP-based fair value measures.

Adjusted Non-GAAP Net Income. We calculate the adjusted net income by recognizing the actuarial gain accruing within our life insurance policies at the expected internal rate of return of the policies we own without regard to fair value. We net this actuarial gain against our costs during the same period to calculate our net income on a non-GAAP basis. Our senior credit facility with Autobahn/DZ Bank requires us to maintain a positive net income calculated on an adjusted non-GAAP basis.

	Years Ended December 31,
	2016	2015
GAAP net loss attributable to common shareholders	$(3,145,000)	$(7,393,000)
Unrealized fair value gain(1)	(70,582,000)	(39,371,000)
Adjusted cost basis increase(2)	72,818,000	52,069,000
Accrual of unrealized actuarial gain(3)	39,551,000	31,566,000
Total adjusted non-GAAP net income(4)	$38,642,000	$36,871,000

____________

(1)      Reversal of unrealized GAAP fair value gain of life insurance policies for current period.

(2)      Adjusted cost basis is increased to include interest, premiums and servicing fees which are not capitalized under GAAP (non-GAAP investment cost basis).

(3)      Accrual of actuarial gain at expected internal rate of return based on the non-GAAP investment cost basis for the period.

(4)      We must maintain an annual positive consolidated net income, calculated on a non-GAAP basis, to maintain compliance with our senior credit facility with Autobahn/DZ Bank.

Adjusted Non-GAAP Tangible Net Worth. We calculate the adjusted tangible net worth by recognizing the actuarial gain accruing within our life insurance policies at the expected internal rate of return of the policies we own without regard to fair value. We net this actuarial gain against our costs during the same period to calculate our tangible net worth on a non-GAAP basis. Our senior credit facility with Autobahn/DZ Bank requires us to maintain a tangible net worth in excess of $45 million calculated on an adjusted non-GAAP basis.

	As of December 31, 2016	As of December 31, 2015
GAAP net worth	$67,298,000	$16,160,000
Less intangible assets(1)	(19,442,000)	(11,562,000)
GAAP tangible net worth	47,856,000	4,598,000
Unrealized fair value gain(2)	(264,625,000)	(194,043,000)
Adjusted cost basis increase(3)	248,377,000	190,645,000
Accrual of unrealized actuarial gain(4)	150,906,000	111,355,000
Total adjusted non-GAAP tangible net worth	$182,514,000	$112,555,000

____________

(1)      Unamortized portion of deferred financing costs and pre-paid insurance.

(2)      Reversal of cumulative unrealized GAAP fair value gain or loss of life insurance policies.

(3)      Adjusted cost basis is increased to interest, premiums and servicing fees which are not capitalized under GAAP.

(4)      Accrual of cumulative actuarial gain at expected internal rate of return based on the non-GAAP investment cost basis.

Excess Spread. The expected internal rate of return on the portfolio is the rate of return the portfolio would earn if all future cash flows occurred over time in proportion to the likelihood of their occurrence. Expected future cash flows represent the size of each potential payment (premiums and death benefits), multiplied by the probability of that particular payment occurring. This calculation is known as the “probabilistic expectation” and it is based on actuarial estimations of life expectancy. For instance, a required premium payment of $10,000 might be projected for a given policy at a date five years from now. If there is a 50% chance of survival for the next five years, then that particular expected cash-outflow is calculated at $5,000. Similarly, if the death benefit amount on the same policy is $1 million, then during the next five years, the probable expected cash-inflow of policy benefits will total $500,000 with the other $500,000 projected to occur over the remaining life of the insured. The rate of return generated by the net of all such future expected cash flows for the portfolio is thus the expected IRR for the portfolio. Our senior credit facility with Autobahn/DZ Bank requires us to maintain a 2.00% “excess spread” between our weighted-average expected internal rate of return of our portfolio of life insurance policies and the senior credit facility’s interest rate.

A presentation of our excess spread and our total excess spread is set forth below. Management uses the “total excess spread” to gauge expected profitability of our investments, and uses the “excess spread” to monitor compliance with our borrowing covenants.

	As of December 31, 2016	As of December 31, 2015
Weighted average expected IRR(1)	11.34%	11.11%
Weighted-average senior credit facility interest rate(2)	7.34%	5.58%
Excess spread	4.00%	5.53%
Total weighted-average interest rate on indebtedness for borrowed money(3)	7.30%	6.98%
Total excess spread(4)	4.04%	4.13%

____________

(1)      This represents the weighted-average expected internal rate of return of the life insurance policies as of the measurement date based upon our non-GAAP investment cost basis of the insurance policies and the expected cash flows from the life insurance portfolio.

Non-GAAP Investment Cost Basis	As of December 31, 2016	As of December 31, 2015
GAAP fair value	$511,192,000	$356,650,000
Unrealized fair value gain(A)	(264,625,000)	(194,043,000)
Adjusted cost basis increase(B)	248,377,000	190,645,000
Investment cost basis(C)	$494,944,000	$353,252,000

____________

(A)     This represents the reversal of cumulative unrealized GAAP fair value gain of life insurance policies.

(B)     Adjusted cost basis is increased to interest, premiums and servicing fees which are expensed under GAAP.

(C)     This is the non-GAAP investment cost basis in life insurance policies from which our expected internal rate of return is calculated.

(2)      This is the weighted-average revolving credit for both senior credit facilities as of the measurement date.

(3)      Represents the weighted-average interest rate paid on all interest-bearing indebtedness as of the measurement date, determined as follows:

Indebtedness	As of December 31, 2016	As of December 31, 2015
Senior credit facilities	$162,725,000	$65,011,000
Series I Secured Notes	16,614,000	23,578,000
L Bonds	387,067,000	282,171,000
Total	$566,406,000	$370,760,000

Interest Rates on Indebtedness
Senior credit facilities	7.34%	5.58%
Series I Secured Notes	8.68%	8.47%
L Bonds	7.23%	7.18%
Weighted-average interest rates on indebtedness	7.30%	6.98%

 (4)    Calculated as the weighted average expected IRR (1) minus the weighted-average interest rate on interest-bearing indebtedness (3).

Debt Coverage Ratio and Subordination Ratio. Our L Bond and Series I Secured Notes borrowing covenants require us to maintain a “debt coverage ratio” of less than 90%. The “debt coverage ratio” is calculated by dividing the sum of our total interest-bearing indebtedness by the sum of our cash, cash equivalents, policy benefits receivable, if any, and the net present value of the life insurance portfolio. The “subordination ratio” for our L Bonds is calculated by dividing the total interest-bearing indebtedness that is senior to L Bonds and Series I Secured Notes by the sum of our cash, cash equivalents, policy benefits receivable, if any, and the net present value of the life insurance portfolio. The “subordination ratio” was required to be less than 50%. For purposes of both ratio calculations, the net present value of the life insurance portfolio is calculated using a discount rate equal to the weighted average interest rate of all indebtedness. As of the date of this prospectus supplement, the subordination ratio provisions under the Indenture have expired.

	As of December 31, 2016	As of December 31, 2015
Life insurance portfolio policy benefits	$1,361,675,000	$944,844,000
Discount rate of future cash flows	7.30%	6.98%
Net present value of life insurance portfolio policy benefits	$614,908,000	$435,738,000
Cash, cash equivalents and policy benefits receivable	121,659,000	36,767,000
Total Coverage	736,567,000	472,505,000

Senior credit facilities	162,725,000	65,011,000
Series I Secured Notes	16,614,000	23,578,000
L Bonds	387,067,000	282,171,000
Total Indebtedness	$566,406,000	$370,760,000
Debt Coverage Ratio	76.90%	78.47%
Subordination Ratio	n/a	13.76%

As of December 31, 2016, we were in compliance with the debt coverage ratio.

Non-GAAP Expected Portfolio Internal Rate of Return at Purchase. The non-GAAP expected portfolio internal rate of return (“IRR”) at purchase is calculated as the weighted average (by face amount of policy benefits) of the IRR expected at the time of purchase for all life insurance policies held in the portfolio. This non-GAAP measure isolates our IRR expectation at purchase utilizing our underwriting life expectancy assumptions at that time. This measure does not change with the passage of time as compared to our non-GAAP investment cost basis that increases with the payment of premiums, financing costs, and the effective life expectancy which changes over time, both of which are used to calculate our expected portfolio IRR.

	As of December 31,
	2016	2015
Life insurance portfolio policy benefits	$1,361,675,000	$944,844,000
Total number of polices	690	396

Non-GAAP Expected Portfolio Internal Rate of Return at Purchase	15.64%	15.71%

We have in the past reported non-GAAP net asset value among our other non-GAAP financial measures. We have determined, however, to cease reporting this measure primarily because we do not believe that it is sufficiently additive to our existing non-GAAP measures in aiding users of our financial statements and disclosures to measure and evaluate our financial condition or operating results. Moreover, we are not aware of other reporting companies in our industry that use this measure to evaluate their financial condition or operating results.

Reclassification

During the fourth quarter of 2016, we corrected an immaterial error related to the presentation of preferred stock dividends on the statement of operations and the statement of changes in shareholders’ equity. We had previously incorrectly included preferred stock dividends as a component of interest expense. As corrected, preferred stock dividends are presented as a reduction of paid-in capital. We also corrected an immaterial error in the “as converted” method of calculating fully diluted earnings per share.

The effects of these corrections on each of the quarters and periods during 2016 as previously reported by us are presented below:

	Three months ended			Six months ended	Nine months ended
	March 31	June 30	September 30	June 30	September 30
As reported:
Net Income (Loss)	$1,074,305	$1,881,326	$(2,997,365)	$2,955,631	$(41,734)
Net income (loss) attributable to common shareholders	$1,417,267	$2,311,086	$(2,576,339)	$3,728,353	$1,062,162
Paid-in Capital	$17,204,940	$16,488,390	$15,226,449	$16,488,390	$15,226,449
Accumulated Deficit	$(20,720,455)	$(18,839,129)	$(21,836,494)	$(18,839,129)	$(21,836,494)
Basic	$0.24	$0.32	$(0.50)	$0.50	$(0.01)
Diluted	$0.18	$0.29	$(0.50)	$0.46	$0.13
As reclassified:
Net Income (Loss)	$1,585,536	$2,482,250	$(1,956,187)	$4,067,786	$2,111,599
Net income (loss) attributable to common shareholders	$1,074,305	$1,881,326	$(2,997,365)	$2,955,631	$(41,734)
Paid-in Capital	$14,108,152	$12,790,678	$10,487,559	$12,790,678	$10,487,559
Accumulated Deficit	$(17,623,667)	$(15,141,417)	$(17,097,604)	$(15,141,417)	$(17,097,604)
Basic	$0.18	$0.32	$(0.50)	$0.50	$(0.01)
Diluted	$0.18	$0.30	$(0.50)	$0.49	$(0.01)

The effects of this correction on each of the quarters and periods during 2015 as we previously reported are presented below:

	Three months ended			Six months ended	Nine months ended
	March 31	June 30	September 30	June 30	September 30
As reported:
Net Income (Loss)	$3,261,891	$(2,250,415)	$(3,631,078)	$1,011,476	$(2,619,602)
Net income (loss) attributable to common shareholders	$3,615,046	$(1,905,568)	$(3,287,434)	$1,709,479	$(1,577,954)
Paid-in Capital	$16,290,266	$16,900,193	$17,163,249	$16,900,193	$17,163,249
Accumulated Deficit	$(11,139,595)	$(13,390,010)	$(17,021,088)	$(13,390,010)	$(17,021,088)
Basic	$0.62	$(0.32)	$(0.55)	$0.17	$(0.44)
Diluted	$0.46	$(0.32)	$(0.55)	$0.21	$(0.44)
As reclassified:
Net Income (Loss)	$3,799,253	$(1,755,342)	$(3,115,033)	$2,043,911	$(1,071,122)
Net income (loss) attributable to common shareholders	$3,261,891	$(2,250,415)	$(3,631,078)	$1,011,476	$(2,619,602)
Paid-in Capital	$15,236,589	$15,351,443	$15,098,454	$15,351,443	$15,098,454
Accumulated Deficit	$(10,085,918)	$(11,841,260)	$(14,956,293)	$(11,841,260)	$(14,956,293)
Basic	$0.56	$(0.38)	$(0.61)	$0.17	$(0.44)
Diluted	$0.48	$(0.38)	$(0.61)	$0.17	$(0.44)

Life Insurance Portfolio Detail
(as of December 31, 2016)

	Face Amount	Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
1	$4,000,000	Male	96	24	Metropolitan Life Insurance Company	AA-
2	$1,100,000	Male	96	16	Reliastar Life Insurance Company	A
3	$184,000	Male	95	36	Reliastar Life Insurance Company	A
4	$219,000	Male	95	36	Reliastar Life Insurance Company	A
5	$1,500,000	Female	95	22	Accordia Life and Annuity Company	A-
6	$125,000	Female	95	4	Lincoln National Life Insurance Company	AA-
7	$1,000,000	Female	94	21	Transamerica Life Insurance Company	AA-
8	$250,000	Male	94	21	North American Company for Life and Health Insurance	A+
9	$8,000,000	Female	94	13	Massachusetts Mutual Life Insurance Company	AA+
10	$264,000	Female	94	11	Lincoln Benefit Life Company	BBB+
11	$572,429	Female	93	24	Reliastar Life Insurance Company	A
12	$3,500,000	Male	93	27	Reliastar Life Insurance Company	A
13	$3,000,000	Male	93	28	West Coast Life Insurance Company	AA-
14	$500,000	Male	93	5	John Hancock Life Insurance Company (U.S.A.)	AA-
15	$2,000,000	Female	93	5	Pruco Life Insurance Company	AA-
16	$500,000	Female	93	39	Sun Life Assurance Company of Canada (U.S.)	AA-
17	$250,000	Male	93	6	Transamerica Life Insurance Company	AA-
18	$1,682,773	Female	92	39	Hartford Life and Annuity Insurance Company	BBB+
19	$500,000	Female	92	53	John Hancock Life Insurance Company (U.S.A.)	AA-
20	$5,000,000	Female	92	44	American General Life Insurance Company	A+
21	$400,000	Female	92	57	Principal Life Insurance Company	A+
22	$5,000,000	Female	92	22	John Hancock Life Insurance Company (U.S.A.)	AA-
23	$1,000,000	Female	92	24	Lincoln National Life Insurance Company	AA-
24	$500,000	Male	92	38	Reliastar Life Insurance Company	A
25	$300,000	Female	92	15	West Coast Life Insurance Company	AA-
26	$500,000	Male	91	38	Massachusetts Mutual Life Insurance Company	AA+
27	$5,000,000	Male	91	21	John Hancock Life Insurance Company (U.S.A.)	AA-
28	$3,500,000	Female	91	59	John Hancock Life Insurance Company (U.S.A.)	AA-
29	$3,100,000	Female	91	24	Lincoln Benefit Life Company	BBB+
30	$1,500,000	Female	91	53	Lincoln National Life Insurance Company	AA-
31	$2,500,000	Female	91	3	AXA Equitable Life Insurance Company	A+
32	$2,500,000	Female	91	3	AXA Equitable Life Insurance Company	A+
33	$3,000,000	Female	91	23	Lincoln National Life Insurance Company	AA-
34	$5,000,000	Female	91	29	Reliastar Life Insurance Company	A
35	$144,000	Male	91	48	Lincoln National Life Insurance Company	AA-
36	$5,000,000	Female	91	11	Lincoln National Life Insurance Company	AA-
37	$1,000,000	Female	91	61	Lincoln National Life Insurance Company	AA-
38	$1,000,000	Male	91	9	Voya Retirement Insurance and Annuity Company	A
39	$1,203,520	Male	91	32	Columbus Life Insurance Company	AA
40	$1,350,000	Female	91	25	Lincoln National Life Insurance Company	AA-
41	$600,000	Female	91	13	Columbus Life Insurance Company	AA
42	$1,000,000	Female	91	37	Pan-American Assurance Company	N/A
43	$5,000,000	Female	90	36	Massachusetts Mutual Life Insurance Company	AA+
44	$2,500,000	Female	90	36	American General Life Insurance Company	A+
45	$2,500,000	Male	90	43	Pacific Life Insurance Company	AA-
46	$1,000,000	Female	90	39	United of Omaha Life Insurance Company	AA-
47	$5,000,000	Male	90	40	AXA Equitable Life Insurance Company	A+
48	$1,200,000	Male	90	39	Massachusetts Mutual Life Insurance Company	AA+

	Face Amount	Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
49	$1,200,000	Male	90	39	Massachusetts Mutual Life Insurance Company	AA+
50	$375,000	Male	90	30	Lincoln National Life Insurance Company	AA-
51	$1,103,922	Female	90	49	Sun Life Assurance Company of Canada (U.S.)	AA-
52	$1,000,000	Female	90	52	Transamerica Life Insurance Company	AA-
53	$250,000	Female	90	52	Transamerica Life Insurance Company	AA-
54	$500,000	Female	90	32	Transamerica Life Insurance Company	AA-
55	$5,000,000	Male	90	41	AIG Life Insurance Company	A+
56	$500,000	Male	90	50	Lincoln National Life Insurance Company	AA-
57	$800,000	Male	90	51	Lincoln National Life Insurance Company	AA-
58	$400,000	Male	90	35	Lincoln National Life Insurance Company	AA-
59	$977,000	Male	90	33	New York Life Insurance Company	AA+
60	$2,000,000	Male	90	30	John Hancock Life Insurance Company (U.S.A.)	AA-
61	$500,000	Female	90	24	Nationwide Life and Annuity Insurance Company	A+
62	$715,000	Female	90	43	Lincoln National Life Insurance Company	AA-
63	$2,225,000	Female	90	72	Transamerica Life Insurance Company	AA-
64	$3,000,000	Female	90	68	Massachusetts Mutual Life Insurance Company	AA+
65	$1,500,000	Male	90	34	Union Central Life Insurance Company	N/A
66	$3,500,000	Female	90	30	Lincoln National Life Insurance Company	AA-
67	$1,500,000	Male	90	90	Transamerica Life Insurance Company	AA-
68	$1,000,000	Female	89	42	Metropolitan Life Insurance Company	AA-
69	$248,859	Female	89	23	Lincoln National Life Insurance Company	AA-
70	$500,000	Female	89	55	Sun Life Assurance Company of Canada (U.S.)	AA-
71	$3,000,000	Male	89	34	Transamerica Life Insurance Company	AA-
72	$250,000	Male	89	58	Metropolitan Life Insurance Company	AA-
73	$4,000,000	Female	89	59	Transamerica Life Insurance Company	AA-
74	$2,000,000	Female	89	38	Beneficial Life Insurance Company	N/A
75	$250,000	Female	89	38	John Hancock Life Insurance Company (U.S.A.)	AA-
76	$1,050,000	Male	89	32	John Hancock Life Insurance Company (U.S.A.)	AA-
77	$3,000,000	Male	89	82	Transamerica Life Insurance Company	AA-
78	$1,000,000	Male	89	42	AXA Equitable Life Insurance Company	A+
79	$1,250,000	Male	89	25	Columbus Life Insurance Company	AA
80	$300,000	Male	89	25	Columbus Life Insurance Company	AA
81	$4,785,380	Female	89	30	John Hancock Life Insurance Company (U.S.A.)	AA-
82	$2,500,000	Male	89	44	Transamerica Life Insurance Company	AA-
83	$1,000,000	Female	89	39	West Coast Life Insurance Company	AA-
84	$2,000,000	Female	89	39	West Coast Life Insurance Company	AA-
85	$1,803,455	Female	89	59	Metropolitan Life Insurance Company	AA-
86	$1,529,270	Female	89	59	Metropolitan Life Insurance Company	AA-
87	$5,000,000	Male	89	39	John Hancock Life Insurance Company (U.S.A.)	AA-
88	$800,000	Male	89	42	National Western Life Insurance Company	A
89	$500,000	Female	89	38	Transamerica Life Insurance Company	AA-
90	$400,000	Female	89	38	Lincoln Benefit Life Company	BBB+
91	$200,000	Male	89	38	Lincoln Benefit Life Company	BBB+
92	$4,445,467	Male	89	45	Penn Mutual Life Insurance Company	A+
93	$7,500,000	Male	89	37	Lincoln National Life Insurance Company	AA-
94	$3,600,000	Female	89	55	AXA Equitable Life Insurance Company	A+
95	$300,000	Male	89	37	John Hancock Life Insurance Company (U.S.A.)	AA-
96	$3,000,000	Male	89	31	Lincoln National Life Insurance Company	AA-
97	$2,000,000	Male	89	34	John Hancock Life Insurance Company (U.S.A.)	AA-

	Face Amount	Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
98	$100,000	Female	89	44	American General Life Insurance Company	A+
99	$100,000	Female	89	44	American General Life Insurance Company	A+
100	$2,000,000	Female	89	62	U.S. Financial Life Insurance Company	N/A
101	$396,791	Male	89	24	Lincoln National Life Insurance Company	AA-
102	$1,000,000	Male	88	38	John Hancock Life Insurance Company (U.S.A.)	AA-
103	$2,000,000	Male	88	38	John Hancock Life Insurance Company (U.S.A.)	AA-
104	$5,000,000	Male	88	38	Lincoln National Life Insurance Company	AA-
105	$5,000,000	Female	88	26	Transamerica Life Insurance Company	AA-
106	$1,200,000	Male	88	60	Transamerica Life Insurance Company	AA-
107	$6,000,000	Female	88	45	Sun Life Assurance Company of Canada (U.S.)	AA-
108	$250,000	Male	88	37	Wilton Reassurance Life Insurance Company	N/A
109	$1,000,000	Female	88	74	Security Life of Denver Insurance Company	A
110	$330,000	Male	88	57	AXA Equitable Life Insurance Company	A+
111	$175,000	Male	88	57	Metropolitan Life Insurance Company	AA-
112	$335,000	Male	88	57	Metropolitan Life Insurance Company	AA-
113	$3,000,000	Male	88	63	AXA Equitable Life Insurance Company	A+
114	$1,000,000	Female	88	18	State Farm Life Insurance Company	AA
115	$1,000,000	Female	88	28	New York Life Insurance Company	AA+
116	$209,176	Male	88	79	Lincoln National Life Insurance Company	AA-
117	$10,000,000	Female	88	59	West Coast Life Insurance Company	AA-
118	$8,500,000	Male	88	66	Massachusetts Mutual Life Insurance Company	AA+
119	$500,000	Male	88	67	Metropolitan Life Insurance Company	AA-
120	$347,211	Male	88	28	Pruco Life Insurance Company	AA-
121	$500,000	Female	88	43	Beneficial Life Insurance Company	N/A
122	$1,269,017	Male	88	23	Hartford Life and Annuity Insurance Company	BBB+
123	$1,000,000	Male	88	32	Security Life of Denver Insurance Company	A
124	$5,000,000	Male	88	66	Lincoln National Life Insurance Company	AA-
125	$120,500	Male	88	27	New England Life Insurance Company	A+
126	$4,513,823	Female	88	17	Accordia Life and Annuity Company	A-
127	$2,000,000	Male	88	75	Security Life of Denver Insurance Company	A
128	$2,000,000	Male	88	75	Security Life of Denver Insurance Company	A
129	$2,000,000	Male	88	75	Security Life of Denver Insurance Company	A
130	$309,000	Male	88	25	Transamerica Life Insurance Company	AA-
131	$1,500,000	Male	88	46	AXA Equitable Life Insurance Company	A+
132	$1,365,000	Female	87	80	Transamerica Life Insurance Company	AA-
133	$200,000	Female	87	72	Lincoln National Life Insurance Company	AA-
134	$1,000,000	Male	87	35	Sun Life Assurance Company of Canada (U.S.)	AA-
135	$1,000,000	Male	87	28	Massachusetts Mutual Life Insurance Company	AA+
136	$1,000,000	Female	87	60	AXA Equitable Life Insurance Company	A+
137	$2,000,000	Male	87	82	Transamerica Life Insurance Company	AA-
138	$1,000,000	Male	87	27	John Hancock Life Insurance Company (U.S.A.)	AA-
139	$1,000,000	Male	87	42	AXA Equitable Life Insurance Company	A+
140	$2,328,547	Male	87	32	Metropolitan Life Insurance Company	AA-
141	$2,000,000	Male	87	32	Metropolitan Life Insurance Company	AA-
142	$1,000,000	Male	87	22	Transamerica Life Insurance Company	AA-
143	$750,000	Female	87	68	Lincoln National Life Insurance Company	AA-
144	$1,500,000	Female	87	68	Lincoln National Life Insurance Company	AA-
145	$400,000	Female	87	68	Lincoln National Life Insurance Company	AA-
146	$1,250,000	Female	87	68	Lincoln National Life Insurance Company	AA-

	Face Amount	Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
147	$2,000,000	Male	87	48	Lincoln National Life Insurance Company	AA-
148	$3,000,000	Female	87	51	Transamerica Life Insurance Company	AA-
149	$5,000,000	Male	87	58	Security Life of Denver Insurance Company	A
150	$1,800,000	Male	87	40	John Hancock Life Insurance Company (U.S.A.)	AA-
151	$284,924	Male	87	48	Transamerica Life Insurance Company	AA-
152	$2,000,000	Male	87	49	AXA Equitable Life Insurance Company	A+
153	$1,750,000	Male	87	49	AXA Equitable Life Insurance Company	A+
154	$4,000,000	Male	87	38	Metropolitan Life Insurance Company	AA-
155	$2,000,000	Male	87	24	Transamerica Life Insurance Company	AA-
156	$1,425,000	Male	87	60	John Hancock Life Insurance Company (U.S.A.)	AA-
157	$800,000	Male	87	38	Metropolitan Life Insurance Company	AA-
158	$1,000,000	Female	86	69	John Hancock Life Insurance Company (U.S.A.)	AA-
159	$1,500,000	Male	86	24	Transamerica Life Insurance Company	AA-
160	$1,500,000	Female	86	114	Lincoln Benefit Life Company	BBB+
161	$1,000,000	Female	86	32	Metropolitan Life Insurance Company	AA-
162	$3,750,000	Male	86	61	AXA Equitable Life Insurance Company	A+
163	$2,000,000	Male	86	41	Metropolitan Life Insurance Company	AA-
164	$3,000,000	Male	86	41	Metropolitan Life Insurance Company	AA-
165	$4,000,000	Male	86	24	John Hancock Life Insurance Company (U.S.A.)	AA-
166	$1,000,000	Male	86	63	John Hancock Life Insurance Company (U.S.A.)	AA-
167	$2,000,000	Female	86	71	AXA Equitable Life Insurance Company	A+
168	$2,000,000	Female	86	84	Lincoln Benefit Life Company	BBB+
169	$1,000,000	Male	86	41	Security Life of Denver Insurance Company	A
170	$5,000,000	Female	86	46	Security Life of Denver Insurance Company	A
171	$3,000,000	Female	86	69	Sun Life Assurance Company of Canada (U.S.)	AA-
172	$2,400,000	Male	86	25	Genworth Life Insurance Company	BB
173	$3,000,000	Male	86	77	Transamerica Life Insurance Company	AA-
174	$125,000	Male	86	51	Jackson National Life Insurance Company	AA
175	$1,500,000	Male	86	64	AXA Equitable Life Insurance Company	A+
176	$5,000,000	Male	86	73	Security Life of Denver Insurance Company	A
177	$1,500,000	Male	86	36	Reliastar Life Insurance Company	A
178	$1,500,000	Male	86	36	Reliastar Life Insurance Company	A
179	$1,000,000	Male	86	52	Lincoln National Life Insurance Company	AA-
180	$450,000	Male	86	52	American General Life Insurance Company	A+
181	$2,500,000	Female	86	63	American General Life Insurance Company	A+
182	$500,000	Male	86	30	Genworth Life Insurance Company	BB
183	$1,980,000	Male	86	38	New York Life Insurance Company	AA+
184	$1,000,000	Male	86	34	John Hancock Life Insurance Company (U.S.A.)	AA-
185	$500,000	Male	86	37	New England Life Insurance Company	A+
186	$4,000,000	Female	86	39	Reliastar Life Insurance Company	A
187	$5,000,000	Female	86	78	American General Life Insurance Company	A+
188	$1,703,959	Male	86	57	Lincoln National Life Insurance Company	AA-
189	$1,000,000	Male	86	44	Hartford Life and Annuity Insurance Company	BBB+
190	$2,000,000	Female	86	74	John Hancock Life Insurance Company (U.S.A.)	AA-
191	$500,000	Female	86	23	Transamerica Life Insurance Company	AA-
192	$3,500,000	Female	86	92	Lincoln Benefit Life Company	BBB+
193	$5,000,000	Female	85	86	AXA Equitable Life Insurance Company	A+
194	$6,000,000	Female	85	95	American General Life Insurance Company	A+
195	$1,433,572	Male	85	41	Security Mutual Life Insurance Company of NY	N/A

	Face Amount	Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
196	$10,000,000	Male	85	113	Pacific Life Insurance Company	AA-
197	$1,000,000	Male	85	49	Texas Life Insurance Company	N/A
198	$500,000	Male	85	90	Metropolitan Life Insurance Company	AA-
199	$2,000,000	Male	85	51	National Life Insurance Company	A
200	$2,147,816	Female	85	104	John Hancock Life Insurance Company (U.S.A.)	AA-
201	$4,200,000	Female	85	103	Transamerica Life Insurance Company	AA-
202	$850,000	Male	85	46	American General Life Insurance Company	A+
203	$750,000	Male	85	72	West Coast Life Insurance Company	AA-
204	$5,000,000	Male	85	44	AXA Equitable Life Insurance Company	A+
205	$2,000,000	Female	85	59	New York Life Insurance Company	AA+
206	$5,000,000	Male	85	60	Lincoln National Life Insurance Company	AA-
207	$1,500,000	Male	85	66	Lincoln National Life Insurance Company	AA-
208	$250,000	Male	85	39	Ohio State Insurance Company	N/A
209	$3,500,000	Female	85	74	AXA Equitable Life Insurance Company	A+
210	$1,000,000	Female	85	87	West Coast Life Insurance Company	AA-
211	$8,500,000	Male	85	90	John Hancock Life Insurance Company (U.S.A.)	AA-
212	$600,000	Male	85	86	AXA Equitable Life Insurance Company	A+
213	$3,000,000	Female	85	54	Metropolitan Life Insurance Company	AA-
214	$7,600,000	Female	85	83	Transamerica Life Insurance Company	AA-
215	$250,000	Male	85	16	Midland National Life Insurance Company	A+
216	$250,000	Male	85	39	Transamerica Life Insurance Company	AA-
217	$2,275,000	Male	85	78	Reliastar Life Insurance Company	A
218	$2,500,000	Male	85	46	AXA Equitable Life Insurance Company	A+
219	$3,000,000	Male	85	46	Lincoln National Life Insurance Company	AA-
220	$300,000	Female	85	92	AXA Equitable Life Insurance Company	A+
221	$500,000	Female	85	92	AXA Equitable Life Insurance Company	A+
222	$340,000	Female	85	72	Jackson National Life Insurance Company	AA
223	$2,000,000	Male	85	71	Pacific Life Insurance Company	AA-
224	$7,600,000	Male	85	86	Transamerica Life Insurance Company	AA-
225	$3,000,000	Female	85	34	AXA Equitable Life Insurance Company	A+
226	$250,000	Male	85	65	Voya Retirement Insurance and Annuity Company	A
227	$1,800,000	Female	85	47	Lincoln National Life Insurance Company	AA-
228	$3,000,000	Male	85	47	Metropolitan Life Insurance Company	AA-
229	$1,275,000	Male	85	42	General American Life Insurance Company	AA-
230	$500,000	Male	85	10	Great Southern Life Insurance Company	N/A
231	$2,247,450	Female	85	47	Transamerica Life Insurance Company	AA-
232	$500,000	Female	85	83	Metropolitan Life Insurance Company	AA-
233	$400,000	Male	85	37	Transamerica Life Insurance Company	AA-
234	$1,000,000	Male	85	78	Lincoln National Life Insurance Company	AA-
235	$1,000,000	Male	85	48	Metropolitan Life Insurance Company	AA-
236	$300,000	Male	85	48	New England Life Insurance Company	A+
237	$3,500,000	Male	85	51	Pacific Life Insurance Company	AA-
238	$2,500,000	Male	85	51	AXA Equitable Life Insurance Company	A+
239	$80,000	Female	84	45	Protective Life Insurance Company	AA-
240	$1,000,000	Male	84	56	Lincoln National Life Insurance Company	AA-
241	$3,000,000	Male	84	29	U.S. Financial Life Insurance Company	N/A
242	$325,000	Male	84	51	Genworth Life and Annuity Insurance Company	BB
243	$175,000	Male	84	51	Genworth Life and Annuity Insurance Company	BB
244	$600,000	Male	84	59	Massachusetts Mutual Life Insurance Company	AA+

	Face Amount	Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
245	$5,000,000	Male	84	95	American General Life Insurance Company	A+
246	$1,900,000	Male	84	52	American National Insurance Company	A
247	$500,000	Male	84	34	New York Life Insurance Company	AA+
248	$500,000	Male	84	34	New York Life Insurance Company	AA+
249	$385,000	Male	84	59	Metropolitan Life Insurance Company	AA-
250	$500,000	Male	84	59	Metropolitan Life Insurance Company	AA-
251	$75,000	Male	84	37	Fidelity and Guaranty Insurance Company	BBB-
252	$10,000,000	Male	84	60	Lincoln National Life Insurance Company	AA-
253	$1,000,000	Female	84	64	American General Life Insurance Company	A+
254	$5,000,000	Female	84	63	Sun Life Assurance Company of Canada (U.S.)	AA-
255	$750,000	Male	84	64	John Hancock Life Insurance Company (U.S.A.)	AA-
256	$4,500,000	Male	84	59	AXA Equitable Life Insurance Company	A+
257	$1,995,000	Female	84	67	Transamerica Life Insurance Company	AA-
258	$4,000,000	Male	84	44	Lincoln National Life Insurance Company	AA-
259	$10,000,000	Male	84	69	AXA Equitable Life Insurance Company	A+
260	$1,000,000	Male	84	56	Hartford Life and Annuity Insurance Company	BBB+
261	$1,000,000	Male	84	56	Jackson National Life Insurance Company	AA
262	$2,300,000	Male	84	12	American General Life Insurance Company	A+
263	$3,500,000	Male	84	58	AXA Equitable Life Insurance Company	A+
264	$6,217,200	Female	84	91	Phoenix Life Insurance Company	BB-
265	$2,500,000	Female	84	60	Reliastar Life Insurance Company	A
266	$5,000,000	Female	84	46	Massachusetts Mutual Life Insurance Company	AA+
267	$5,000,000	Male	84	66	Transamerica Life Insurance Company	AA-
268	$2,000,000	Female	84	83	Lincoln National Life Insurance Company	AA-
269	$500,000	Female	84	90	AXA Equitable Life Insurance Company	A+
270	$1,000,000	Male	84	39	American General Life Insurance Company	A+
271	$750,000	Male	84	75	AXA Equitable Life Insurance Company	A+
272	$350,000	Male	84	25	Jackson National Life Insurance Company	AA
273	$5,000,000	Male	84	69	Lincoln National Life Insurance Company	AA-
274	$3,000,000	Male	83	54	Protective Life Insurance Company	AA-
275	$1,500,000	Male	83	54	American General Life Insurance Company	A+
276	$2,000,000	Female	83	91	Transamerica Life Insurance Company	AA-
277	$5,000,000	Female	83	65	Security Mutual Life Insurance Company of NY	N/A
278	$550,000	Male	83	103	Genworth Life Insurance Company	BB
279	$500,000	Male	83	52	West Coast Life Insurance Company	AA-
280	$1,500,000	Male	83	59	Pacific Life Insurance Company	AA-
281	$1,000,000	Female	83	78	Lincoln National Life Insurance Company	AA-
282	$2,000,000	Male	83	72	New York Life Insurance Company	AA+
283	$250,000	Male	83	129	Reliastar Life Insurance Company	A
284	$1,000,000	Male	83	140	Reliastar Life Insurance Company	A
285	$1,500,000	Male	83	57	Lincoln Benefit Life Company	BBB+
286	$2,000,000	Female	83	74	Lincoln National Life Insurance Company	AA-
287	$10,000,000	Male	83	66	New York Life Insurance Company	AA+
288	$417,300	Male	83	88	Jackson National Life Insurance Company	AA
289	$5,000,000	Male	83	60	AXA Equitable Life Insurance Company	A+
290	$300,000	Female	83	62	Hartford Life and Annuity Insurance Company	BBB+
291	$10,000,000	Male	83	100	John Hancock Life Insurance Company (U.S.A.)	AA-
292	$2,000,000	Male	83	57	Ohio National Life Assurance Corporation	AA-
293	$1,000,000	Male	83	57	Ohio National Life Assurance Corporation	AA-

	Face Amount	Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
294	$7,000,000	Male	83	74	Genworth Life Insurance Company	BB
295	$5,000,000	Male	82	78	AXA Equitable Life Insurance Company	A+
296	$6,000,000	Male	82	93	Transamerica Life Insurance Company	AA-
297	$8,000,000	Male	82	71	AXA Equitable Life Insurance Company	A+
298	$850,000	Female	82	86	Zurich Life Insurance Company	AA-
299	$1,680,000	Female	82	57	AXA Equitable Life Insurance Company	A+
300	$600,000	Male	82	42	Lincoln National Life Insurance Company	AA-
301	$2,000,000	Male	82	19	Metropolitan Life Insurance Company	AA-
302	$1,250,000	Male	82	87	Metropolitan Life Insurance Company	AA-
303	$3,000,000	Female	82	59	AXA Equitable Life Insurance Company	A+
304	$1,000,000	Male	82	54	AXA Equitable Life Insurance Company	A+
305	$1,250,000	Female	82	73	Principal Life Insurance Company	A+
306	$320,987	Female	82	94	John Hancock Life Insurance Company (U.S.A.)	AA-
307	$1,000,000	Male	82	45	AXA Equitable Life Insurance Company	A+
308	$700,000	Male	82	89	Banner Life Insurance Company	AA-
309	$2,000,000	Female	82	78	Pacific Life Insurance Company	AA-
310	$3,000,000	Male	82	85	John Hancock Life Insurance Company (U.S.A.)	AA-
311	$10,000,000	Male	82	58	Hartford Life and Annuity Insurance Company	BBB+
312	$1,750,000	Male	82	70	AXA Equitable Life Insurance Company	A+
313	$250,000	Male	82	67	American General Life Insurance Company	A+
314	$3,500,000	Male	82	73	Metropolitan Life Insurance Company	AA-
315	$2,502,000	Male	82	133	Transamerica Life Insurance Company	AA-
316	$170,000	Female	82	52	Reliastar Life Insurance Company	A
317	$240,000	Male	82	33	Lincoln National Life Insurance Company	AA-
318	$250,000	Female	82	91	Accordia Life and Annuity Company	A-
319	$3,000,000	Male	82	112	Principal Life Insurance Company	A+
320	$1,700,000	Male	82	52	Lincoln National Life Insurance Company	AA-
321	$1,210,000	Male	82	54	Lincoln National Life Insurance Company	AA-
322	$3,000,000	Female	82	94	West Coast Life Insurance Company	AA-
323	$8,000,000	Male	81	115	Metropolitan Life Insurance Company	AA-
324	$3,000,000	Male	81	33	Pacific Life Insurance Company	AA-
325	$3,000,000	Male	81	33	Minnesota Life Insurance Company	A+
326	$3,000,000	Male	81	33	Pruco Life Insurance Company	AA-
327	$3,000,000	Male	81	79	Reliastar Life Insurance Company	A
328	$5,000,000	Male	81	87	Pacific Life Insurance Company	AA-
329	$5,000,000	Male	81	87	Pacific Life Insurance Company	AA-
330	$4,000,000	Male	81	70	Lincoln National Life Insurance Company	AA-
331	$500,000	Male	81	44	Genworth Life and Annuity Insurance Company	BB
332	$3,000,000	Male	81	133	Metropolitan Life Insurance Company	AA-
333	$300,000	Female	81	88	Metropolitan Life Insurance Company	AA-
334	$200,000	Male	81	62	Protective Life Insurance Company	AA-
335	$150,000	Male	81	62	Protective Life Insurance Company	AA-
336	$150,000	Male	81	62	Protective Life Insurance Company	AA-
337	$350,000	Male	81	62	Lincoln National Life Insurance Company	AA-
338	$1,187,327	Male	81	86	Transamerica Life Insurance Company	AA-
339	$5,000,000	Male	81	117	Principal Life Insurance Company	A+
340	$5,000,000	Male	81	96	John Hancock Life Insurance Company (U.S.A.)	AA-
341	$800,000	Male	81	68	North American Company for Life And Health Insurance	A+
342	$7,000,000	Male	81	75	Lincoln Benefit Life Company	BBB+

	Face Amount	Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
343	$8,000,000	Female	81	96	John Hancock Life Insurance Company (U.S.A.)	AA-
344	$1,000,000	Female	81	77	Lincoln Benefit Life Company	BBB+
345	$1,000,000	Male	81	82	Penn Mutual Life Insurance Company	A+
346	$250,000	Male	81	86	AXA Equitable Life Insurance Company	A+
347	$6,000,000	Male	81	111	AXA Equitable Life Insurance Company	A+
348	$130,000	Male	81	42	Genworth Life Insurance Company	BB
349	$5,500,000	Male	81	110	Metropolitan Life Insurance Company	AA-
350	$1,000,000	Male	81	89	John Hancock Life Insurance Company (U.S.A.)	AA-
351	$1,000,000	Male	81	112	Protective Life Insurance Company	AA-
352	$4,000,000	Male	81	84	Lincoln National Life Insurance Company	AA-
353	$2,000,000	Male	81	71	Metropolitan Life Insurance Company	AA-
354	$2,000,000	Male	81	71	Metropolitan Life Insurance Company	AA-
355	$4,300,000	Female	81	99	American National Insurance Company	A
356	$100,000	Male	81	75	Prudential Insurance Company of America	AA-
357	$200,000	Male	81	56	Kansas City Life Insurance Company	N/A
358	$200,000	Male	81	47	Lincoln National Life Insurance Company	AA-
359	$6,000,000	Male	81	96	AXA Equitable Life Insurance Company	A+
360	$2,000,000	Female	81	65	Transamerica Life Insurance Company	AA-
361	$1,500,000	Female	81	66	Protective Life Insurance Company	AA-
362	$1,000,000	Male	81	47	Pacific Life Insurance Company	AA-
363	$200,000	Male	81	38	Pruco Life Insurance Company	AA-
364	$500,000	Male	81	38	Transamerica Life Insurance Company	AA-
365	$5,000,000	Male	80	69	John Hancock Life Insurance Company (U.S.A.)	AA-
366	$3,601,500	Male	80	83	Transamerica Life Insurance Company	AA-
367	$1,000,000	Male	80	85	Sun Life Assurance Company of Canada (U.S.)	AA-
368	$5,000,000	Male	80	78	John Hancock Life Insurance Company (U.S.A.)	AA-
369	$150,000	Male	80	82	MetLife Insurance Company USA	AA-
370	$1,009,467	Male	80	49	John Hancock Life Insurance Company (U.S.A.)	AA-
371	$4,000,000	Male	80	41	Metropolitan Life Insurance Company	AA-
372	$100,000	Male	80	56	North American Company for Life And Health Insurance	A+
373	$1,000,000	Male	80	105	Lincoln National Life Insurance Company	AA-
374	$5,000,000	Male	80	47	John Hancock Life Insurance Company (U.S.A.)	AA-
375	$6,799,139	Male	80	111	AXA Equitable Life Insurance Company	A+
376	$476,574	Male	80	61	Transamerica Life Insurance Company	AA-
377	$2,250,000	Male	80	83	Massachusetts Mutual Life Insurance Company	AA+
378	$775,000	Male	80	113	Lincoln National Life Insurance Company	AA-
379	$1,000,000	Female	80	112	John Hancock Life Insurance Company (U.S.A.)	AA-
380	$6,000,000	Male	80	108	AXA Equitable Life Insurance Company	A+
381	$1,445,000	Female	80	94	AXA Equitable Life Insurance Company	A+
382	$1,500,000	Female	80	94	AXA Equitable Life Insurance Company	A+
383	$1,000,000	Male	80	76	Lincoln National Life Insurance Company	AA-
384	$325,000	Male	80	34	American General Life Insurance Company	A+
385	$3,750,000	Male	80	50	AXA Equitable Life Insurance Company	A+
386	$1,000,000	Male	80	99	Metropolitan Life Insurance Company	AA-
387	$5,000,000	Female	80	106	Reliastar Life Insurance Company	A
388	$750,000	Male	80	59	Lincoln National Life Insurance Company	AA-
389	$5,000,000	Male	80	167	West Coast Life Insurance Company	AA-
390	$3,000,000	Male	80	85	Principal Life Insurance Company	A+
391	$5,000,000	Male	79	126	Lincoln National Life Insurance Company	AA-

	Face Amount	Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
392	$3,000,000	Male	79	76	American General Life Insurance Company	A+
393	$70,000	Male	79	41	Pioneer Mutual Life Insurance Company	N/A
394	$500,000	Male	79	58	John Hancock Life Insurance Company (U.S.A.)	AA-
395	$500,000	Male	79	126	Prudential Insurance Company of America	AA-
396	$1,000,000	Male	79	104	Metropolitan Life Insurance Company	AA-
397	$1,250,000	Male	79	88	AXA Equitable Life Insurance Company	A+
398	$3,000,000	Female	79	79	New York Life Insurance Company	AA+
399	$2,500,000	Male	79	77	Massachusetts Mutual Life Insurance Company	AA+
400	$2,500,000	Male	79	77	Massachusetts Mutual Life Insurance Company	AA+
401	$500,000	Female	79	105	Columbus Life Insurance Company	AA
402	$4,000,000	Female	79	84	Transamerica Life Insurance Company	AA-
403	$2,000,000	Male	79	92	Lincoln National Life Insurance Company	AA-
404	$2,000,000	Male	79	92	Lincoln National Life Insurance Company	AA-
405	$4,000,000	Male	79	137	John Hancock Life Insurance Company (U.S.A.)	AA-
406	$1,750,000	Male	79	54	John Hancock Life Insurance Company (U.S.A.)	AA-
407	$5,000,000	Male	79	93	Transamerica Life Insurance Company	AA-
408	$1,000,000	Male	79	112	Principal Life Insurance Company	A+
409	$500,000	Female	79	131	Ohio National Life Assurance Corporation	AA-
410	$550,000	Male	79	70	Pruco Life Insurance Company	AA-
411	$300,000	Male	79	70	Pruco Life Insurance Company	AA-
412	$1,200,000	Female	79	102	AXA Equitable Life Insurance Company	A+
413	$6,250,000	Male	79	182	John Hancock Life Insurance Company (U.S.A.)	AA-
414	$750,000	Male	79	107	General American Life Insurance Company	AA-
415	$2,000,000	Female	79	48	Transamerica Life Insurance Company	AA-
416	$300,000	Male	78	70	Penn Mutual Life Insurance Company	A+
417	$1,200,000	Female	78	124	Athene Annuity & Life Assurance Company	A-
418	$1,000,000	Male	78	95	Accordia Life and Annuity Company	A-
419	$2,840,000	Male	78	89	Transamerica Life Insurance Company	AA-
420	$750,000	Male	78	80	North American Company for Life and Health Insurance	A+
421	$1,000,000	Male	78	80	John Hancock Life Insurance Company (U.S.A.)	AA-
422	$500,000	Male	78	80	North American Company for Life and Health Insurance	A+
423	$200,000	Female	78	136	West Coast Life Insurance Company	AA-
424	$50,000	Male	78	38	Lincoln National Life Insurance Company	AA-
425	$4,000,000	Male	78	60	Massachusetts Mutual Life Insurance Company	AA+
426	$1,000,000	Female	78	66	John Hancock Life Insurance Company (U.S.A.)	AA-
427	$1,000,000	Female	78	120	John Hancock Life Insurance Company (U.S.A.)	AA-
428	$5,000,000	Male	78	110	Lincoln National Life Insurance Company	AA-
429	$7,000,000	Female	78	113	Pacific Life Insurance Company	AA-
430	$100,946	Female	78	152	Genworth Life and Annuity Insurance Company	BB
431	$2,000,000	Male	78	97	Genworth Life Insurance Company	BB
432	$350,000	Male	78	103	AXA Equitable Life Insurance Company	A+
433	$600,000	Male	78	103	AXA Equitable Life Insurance Company	A+
434	$2,000,000	Male	78	110	Transamerica Life Insurance Company	AA-
435	$200,000	Male	78	109	Prudential Insurance Company of America	AA-
436	$490,620	Male	78	78	Ameritas Life Insurance Corporation	A+
437	$600,000	Male	78	75	Protective Life Insurance Company	AA-
438	$400,000	Male	78	110	John Hancock Life Insurance Company (U.S.A.)	AA-
439	$1,000,000	Male	77	76	Metropolitan Life Insurance Company	AA-
440	$730,000	Male	77	94	Transamerica Life Insurance Company	AA-

	Face Amount	Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
441	$5,000,000	Male	77	140	Pruco Life Insurance Company	AA-
442	$250,000	Male	77	96	Midland National Life Insurance Company	A+
443	$5,000,000	Male	77	128	AXA Equitable Life Insurance Company	A+
444	$3,000,000	Male	77	49	Accordia Life and Annuity Company	A-
445	$1,000,000	Male	77	140	AXA Equitable Life Insurance Company	A+
446	$3,000,000	Male	77	88	Pruco Life Insurance Company	AA-
447	$500,000	Male	77	94	AXA Equitable Life Insurance Company	A+
448	$3,000,000	Female	77	98	John Hancock Life Insurance Company (U.S.A.)	AA-
449	$5,000,000	Male	77	133	Massachusetts Mutual Life Insurance Company	AA+
450	$5,000,000	Male	77	133	Massachusetts Mutual Life Insurance Company	AA+
451	$1,100,000	Male	77	130	Accordia Life and Annuity Company	A-
452	$3,000,000	Male	77	95	Protective Life Insurance Company	AA-
453	$2,000,000	Female	77	110	Accordia Life and Annuity Company	A-
454	$1,000,000	Male	77	87	Transamerica Life Insurance Company	AA-
455	$2,200,000	Female	77	132	Reliastar Life Insurance Company	A
456	$10,000,000	Male	77	125	AXA Equitable Life Insurance Company	A+
457	$2,500,000	Male	77	131	John Hancock Life Insurance Company (U.S.A.)	AA-
458	$2,500,000	Male	77	131	John Hancock Life Insurance Company (U.S.A.)	AA-
459	$1,000,000	Male	77	96	Athene Annuity & Life Assurance Company of New York	A-
460	$5,000,000	Male	77	80	Lincoln Benefit Life Company	BBB+
461	$250,000	Male	77	133	West Coast Life Insurance Company	AA-
462	$1,000,000	Male	77	109	Transamerica Life Insurance Company	AA-
463	$1,000,000	Male	77	75	Pacific Life Insurance Company	AA-
464	$2,000,000	Female	77	159	Lincoln National Life Insurance Company	AA-
465	$150,000	Male	77	97	Genworth Life Insurance Company	BB
466	$2,000,000	Male	77	56	Athene Annuity & Life Assurance Company	A-
467	$7,097,434	Male	77	150	Lincoln National Life Insurance Company	AA-
468	$5,000,000	Male	77	52	West Coast Life Insurance Company	AA-
469	$1,000,000	Male	76	119	Transamerica Life Insurance Company	AA-
470	$750,000	Male	76	105	Protective Life Insurance Company	AA-
471	$100,000	Male	76	113	Transamerica Life Insurance Company	AA-
472	$200,000	Male	76	64	Reliastar Life Insurance Company	A
473	$200,000	Male	76	64	Metropolitan Life Insurance Company	AA-
474	$100,000	Male	76	64	Metropolitan Life Insurance Company	AA-
475	$3,000,000	Male	76	105	John Hancock Life Insurance Company (U.S.A.)	AA-
476	$5,000,000	Male	76	105	John Hancock Life Insurance Company (U.S.A.)	AA-
477	$8,000,000	Male	76	91	Metropolitan Life Insurance Company	AA-
478	$100,000	Male	76	50	AXA Equitable Life Insurance Company	A+
479	$500,000	Male	76	87	AXA Equitable Life Insurance Company	A+
480	$750,000	Male	76	25	North American Company for Life And Health Insurance	A+
481	$4,000,000	Female	76	135	American General Life Insurance Company	A+
482	$500,000	Male	76	86	AIG Life Insurance Company	A+
483	$1,000,000	Male	76	152	Security Mutual Life Insurance Company of NY	N/A
484	$355,700	Male	76	101	Security Life of Denver Insurance Company	A
485	$300,000	Male	76	34	Lincoln National Life Insurance Company	AA-
486	$750,000	Female	76	77	Delaware Life Insurance Company	BBB+
487	$5,004,704	Male	76	130	American General Life Insurance Company	A+
488	$1,000,000	Male	76	97	General American Life Insurance Company	AA-
489	$2,000,000	Male	76	143	John Hancock Life Insurance Company (U.S.A.)	AA-

	Face Amount	Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
490	$10,000,000	Female	76	131	Reliastar Life Insurance Company	A
491	$1,000,000	Female	76	147	John Hancock Life Insurance Company (U.S.A.)	AA-
492	$7,500,000	Female	76	170	Security Life of Denver Insurance Company	A
493	$500,000	Male	76	70	American General Life Insurance Company	A+
494	$3,000,000	Female	76	107	General American Life Insurance Company	AA-
495	$100,000	Male	76	65	Transamerica Life Insurance Company	AA-
496	$300,000	Female	76	130	Minnesota Life Insurance Company	A+
497	$250,000	Male	76	86	United of Omaha Life Insurance Company	AA-
498	$600,000	Male	75	67	United of Omaha Life Insurance Company	AA-
499	$500,000	Male	75	84	Protective Life Insurance Company	AA-
500	$1,000,000	Male	75	90	Security Life of Denver Insurance Company	A
501	$500,000	Male	75	32	Midland National Life Insurance Company	A+
502	$1,000,000	Male	75	94	Transamerica Life Insurance Company	AA-
503	$3,000,000	Male	75	69	AXA Equitable Life Insurance Company	A+
504	$1,000,000	Male	75	136	John Hancock Life Insurance Company (U.S.A.)	AA-
505	$500,000	Male	75	101	United of Omaha Life Insurance Company	AA-
506	$8,000,000	Female	75	128	West Coast Life Insurance Company	AA-
507	$250,000	Female	75	152	AXA Equitable Life Insurance Company	A+
508	$172,245	Female	75	52	Symetra Life Insurance Company	A
509	$2,000,000	Male	75	116	Pruco Life Insurance Company	AA-
510	$190,000	Male	75	100	Protective Life Insurance Company	AA-
511	$100,000	Male	75	148	Protective Life Insurance Company	AA-
512	$5,000,000	Male	75	126	AIG Life Insurance Company	A+
513	$4,000,000	Male	75	106	Security Mutual Life Insurance Company of NY	N/A
514	$89,626	Female	75	115	Union Central Life Insurance Company	N/A
515	$2,000,000	Male	75	92	American General Life Insurance Company	A+
516	$400,000	Male	75	78	Protective Life Insurance Company	AA-
517	$250,000	Male	75	70	Genworth Life and Annuity Insurance Company	BB
518	$500,000	Male	75	92	Delaware Life Insurance Company	BBB+
519	$100,000	Male	75	140	Genworth Life Insurance Company	BB
520	$370,000	Female	75	122	Minnesota Life Insurance Company	A+
521	$1,000,000	Female	74	117	United of Omaha Life Insurance Company	AA-
522	$1,000,000	Male	74	148	John Hancock Life Insurance Company (U.S.A.)	AA-
523	$150,000	Male	74	101	Genworth Life Insurance Company	BB
524	$500,000	Male	74	58	William Penn Life Insurance Company of New York	AA-
525	$2,500,000	Male	74	101	John Hancock Life Insurance Company (U.S.A.)	AA-
526	$500,000	Male	74	132	Pruco Life Insurance Company	AA-
527	$8,600,000	Male	74	149	AXA Equitable Life Insurance Company	A+
528	$485,000	Male	74	150	Metropolitan Life Insurance Company	AA-
529	$2,500,000	Male	74	102	American General Life Insurance Company	A+
530	$100,000	Male	74	39	Voya Retirement Insurance and Annuity Company	A
531	$3,000,000	Male	74	91	Transamerica Life Insurance Company	AA-
532	$800,000	Male	74	119	John Hancock Life Insurance Company (U.S.A.)	AA-
533	$1,500,000	Male	74	123	Lincoln National Life Insurance Company	AA-
534	$1,500,000	Male	74	123	Lincoln National Life Insurance Company	AA-
535	$1,500,000	Male	74	123	Lincoln National Life Insurance Company	AA-
536	$2,500,000	Male	74	134	Banner Life Insurance Company	AA-
537	$800,000	Male	74	82	Commonwealth Annuity and Life Insurance Company	A-
538	$450,000	Male	74	115	Jackson National Life Insurance Company	AA

	Face Amount	Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
539	$10,000,000	Male	74	141	John Hancock Life Insurance Company (U.S.A.)	AA-
540	$1,784,686	Male	74	151	Transamerica Life Insurance Company	AA-
541	$250,000	Female	74	169	Protective Life Insurance Company	AA-
542	$500,000	Male	73	120	Ameritas Life Insurance Corporation	A+
543	$370,000	Male	73	120	Ameritas Life Insurance Corporation	A+
544	$750,000	Male	73	128	Security Life of Denver Insurance Company	A
545	$500,000	Male	73	95	Lincoln National Life Insurance Company	AA-
546	$5,000,000	Male	73	126	John Hancock Life Insurance Company (U.S.A.)	AA-
547	$500,000	Male	73	103	William Penn Life Insurance Company of New York	AA-
548	$100,000	Male	73	107	Protective Life Insurance Company	AA-
549	$2,500,000	Male	73	112	Lincoln National Life Insurance Company	AA-
550	$2,500,000	Male	73	112	John Hancock Life Insurance Company (U.S.A.)	AA-
551	$500,000	Male	73	125	Metropolitan Life Insurance Company	AA-
552	$2,000,000	Male	73	118	Voya Retirement Insurance and Annuity Company	A
553	$1,500,000	Male	73	118	Voya Retirement Insurance and Annuity Company	A
554	$230,000	Male	73	114	Transamerica Life Insurance Company	AA-
555	$500,000	Male	73	77	Phoenix Life Insurance Company	BB-
556	$300,000	Male	73	111	Protective Life Insurance Company	AA-
557	$190,000	Female	73	188	Protective Life Insurance Company	AA-
558	$250,000	Male	73	66	American General Life Insurance Company	A+
559	$2,000,000	Male	73	128	John Hancock Life Insurance Company (U.S.A.)	AA-
560	$267,988	Male	73	50	Minnesota Life Insurance Company	A+
561	$75,000	Female	73	99	American General Life Insurance Company	A+
562	$300,000	Male	73	108	New England Life Insurance Company	A+
563	$1,167,000	Male	73	48	Transamerica Life Insurance Company	AA-
564	$600,000	Male	73	82	AXA Equitable Life Insurance Company	A+
565	$1,500,000	Male	73	106	Metropolitan Life Insurance Company	AA-
566	$4,000,000	Male	73	138	MONY Life Insurance Company of America	A+
567	$1,000,000	Female	73	141	Reliastar Life Insurance Company	A
568	$420,000	Male	73	119	RiverSource Life Insurance Company	A+
569	$10,000,000	Male	73	115	AXA Equitable Life Insurance Company	A+
570	$650,000	Female	72	69	Security Life of Denver Insurance Company	A
571	$1,000,000	Male	72	127	AIG Life Insurance Company	A+
572	$500,000	Male	72	117	Ohio National Life Assurance Corporation	AA-
573	$2,500,000	Male	72	49	Transamerica Life Insurance Company	AA-
574	$400,000	Male	72	193	Protective Life Insurance Company	AA-
575	$232,000	Male	72	177	Protective Life Insurance Company	AA-
576	$3,000,000	Male	72	157	John Hancock Life Insurance Company (U.S.A.)	AA-
577	$2,000,000	Male	72	97	New York Life Insurance Company	AA+
578	$2,000,000	Male	72	97	New York Life Insurance Company	AA+
579	$250,000	Female	72	106	Protective Life Insurance Company	AA-
580	$1,350,000	Male	72	98	Lincoln National Life Insurance Company	AA-
581	$139,398	Female	72	21	Lincoln National Life Insurance Company	AA-
582	$500,000	Male	72	90	Transamerica Life Insurance Company	AA-
583	$500,000	Male	72	90	North American Company for Life And Health Insurance	A+
584	$420,000	Male	72	128	Protective Life Insurance Company	AA-
585	$160,000	Male	72	89	RiverSource Life Insurance Company	A+
586	$5,000,000	Male	72	112	John Hancock Life Insurance Company (U.S.A.)	AA-
587	$5,000,000	Male	72	112	John Hancock Life Insurance Company (U.S.A.)	AA-

	Face Amount	Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
588	$100,000	Male	72	134	Protective Life Insurance Company	AA-
589	$250,000	Male	71	48	Protective Life Insurance Company	AA-
590	$57,500	Male	71	92	Lincoln National Life Insurance Company	AA-
591	$185,000	Male	71	129	Genworth Life and Annuity Insurance Company	BB
592	$750,000	Male	71	122	Transamerica Life Insurance Company	AA-
593	$1,250,000	Male	71	97	West Coast Life Insurance Company	AA-
594	$1,500,000	Female	71	150	Pruco Life Insurance Company	AA-
595	$5,000,000	Male	71	88	Transamerica Life Insurance Company	AA-
596	$10,000,000	Male	71	165	Principal Life Insurance Company	A+
597	$300,000	Male	71	192	John Hancock Life Insurance Company (U.S.A.)	AA-
598	$100,000	Male	71	42	Genworth Life and Annuity Insurance Company	BB
599	$250,000	Male	71	97	Massachusetts Mutual Life Insurance Company	AA+
600	$150,000	Male	71	32	Protective Life Insurance Company	AA-
601	$150,000	Male	71	32	AXA Equitable Life Insurance Company	A+
602	$1,000,000	Male	71	52	John Hancock Life Insurance Company (U.S.A.)	AA-
603	$250,000	Male	71	181	Lincoln National Life Insurance Company	AA-
604	$202,700	Male	71	114	Farmers New World Life Insurance Company	N/A
605	$700,000	Male	71	114	Massachusetts Mutual Life Insurance Company	AA+
606	$5,000,000	Male	71	148	Metropolitan Life Insurance Company	AA-
607	$750,000	Male	70	132	North American Company for Life And Health Insurance	A+
608	$250,000	Female	70	118	Ohio National Life Assurance Corporation	AA-
609	$1,000,000	Male	70	188	AXA Equitable Life Insurance Company	A+
610	$1,000,000	Male	70	85	AXA Equitable Life Insurance Company	A+
611	$2,000,000	Male	70	169	John Hancock Life Insurance Company (U.S.A.)	AA-
612	$400,000	Male	70	158	Lincoln National Life Insurance Company	AA-
613	$100,000	Male	70	98	Massachusetts Mutual Life Insurance Company	AA+
614	$5,000,000	Male	70	114	John Hancock Life Insurance Company (U.S.A.)	AA-
615	$92,000	Female	70	196	Protective Life Insurance Company	AA-
616	$175,000	Female	70	108	Lincoln National Life Insurance Company	AA-
617	$1,500,000	Male	70	69	Lincoln National Life Insurance Company	AA-
618	$1,000,000	Male	70	160	Accordia Life and Annuity Company	A-
619	$1,000,000	Male	70	60	Protective Life Insurance Company	AA-
620	$1,500,000	Male	70	103	Midland National Life Insurance Company	A+
621	$400,000	Female	70	139	AXA Equitable Life Insurance Company	A+
622	$500,000	Male	70	108	Lincoln Benefit Life Company	BBB+
623	$1,200,000	Male	69	123	Massachusetts Mutual Life Insurance Company	AA+
624	$1,000,000	Male	69	135	Transamerica Life Insurance Company	AA-
625	$2,500,000	Male	69	158	Pruco Life Insurance Company	AA-
626	$2,500,000	Male	69	158	Pruco Life Insurance Company	AA-
627	$4,000,000	Male	69	131	MetLife Insurance Company USA	AA-
628	$3,000,000	Male	69	144	Genworth Life Insurance Company	BB
629	$500,000	Male	69	40	Voya Retirement Insurance and Annuity Company	A
630	$1,000,000	Male	69	84	Protective Life Insurance Company	AA-
631	$200,000	Male	69	177	Protective Life Insurance Company	AA-
632	$2,000,000	Male	69	110	Transamerica Life Insurance Company	AA-
633	$1,000,000	Male	69	110	Genworth Life Insurance Company	BB
634	$2,000,000	Male	69	170	John Hancock Life Insurance Company (U.S.A.)	AA-
635	$250,000	Female	69	155	Protective Life Insurance Company	AA-
636	$150,000	Male	69	115	Protective Life Insurance Company	AA-

	Face Amount	Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
637	$13,250,000	Male	69	205	TIAA-CREF Life Insurance Company	AA+
638	$500,000	Male	69	118	Lincoln National Life Insurance Company	AA-
639	$1,000,000	Male	69	129	Transamerica Life Insurance Company	AA-
640	$1,000,000	Male	69	129	Protective Life Insurance Company	AA-
641	$156,538	Female	69	104	New York Life Insurance Company	AA+
642	$2,000,000	Male	69	49	Metropolitan Life Insurance Company	AA-
643	$2,000,000	Male	69	49	Metropolitan Life Insurance Company	AA-
644	$1,000,000	Male	69	150	John Hancock Life Insurance Company (U.S.A.)	AA-
645	$3,000,000	Male	69	190	John Hancock Life Insurance Company (U.S.A.)	AA-
646	$300,000	Male	69	89	Protective Life Insurance Company	AA-
647	$1,000,000	Male	68	157	Lincoln National Life Insurance Company	AA-
648	$250,000	Female	68	73	Transamerica Life Insurance Company	AA-
649	$3,000,000	Male	68	98	Reliastar Life Insurance Company	A
650	$2,000,000	Male	68	98	AXA Equitable Life Insurance Company	A+
651	$2,000,000	Male	68	98	AXA Equitable Life Insurance Company	A+
652	$750,000	Male	68	158	Northwestern Mutual Life Insurance Company	AA+
653	$600,000	Male	68	85	William Penn Life Insurance Company of New York	AA-
654	$229,725	Female	68	105	Hartford Life and Annuity Insurance Company	BBB+
655	$5,616,468	Male	68	178	John Hancock Life Insurance Company (U.S.A.)	AA-
656	$125,000	Male	68	48	Genworth Life and Annuity Insurance Company	BB
657	$1,100,000	Male	68	153	John Hancock Life Insurance Company (U.S.A.)	AA-
658	$400,000	Male	67	188	Lincoln National Life Insurance Company	AA-
659	$1,000,000	Male	67	46	Lincoln National Life Insurance Company	AA-
660	$1,000,000	Male	67	76	Transamerica Life Insurance Company	AA-
661	$350,000	Female	67	83	Assurity Life Insurance Company	N/A
662	$5,000,000	Male	67	102	Athene Annuity & Life Assurance Company	A-
663	$1,000,000	Male	67	146	Sun Life Assurance Company of Canada (U.S.)	AA-
664	$846,510	Male	67	126	Lincoln National Life Insurance Company	AA-
665	$846,210	Male	67	126	Lincoln National Life Insurance Company	AA-
666	$490,000	Male	67	95	AXA Equitable Life Insurance Company	A+
667	$105,798	Female	67	132	Lincoln Benefit Life Company	BBB+
668	$67,602	Female	67	132	Allstate Life Insurance Company of New York	A+
669	$220,581	Male	67	23	American General Life Insurance Company	A+
670	$1,000,000	Male	67	106	The Savings Bank Life Insurance Company of Massachusetts	A-
671	$350,000	Male	67	95	RiverSource Life Insurance Company	A+
672	$320,000	Male	67	159	Transamerica Life Insurance Company	AA-
673	$250,000	Male	67	160	Pruco Life Insurance Company	AA-
674	$250,000	Male	67	196	Zurich Life Insurance Company	AA-
675	$650,000	Male	67	183	Lincoln National Life Insurance Company	AA-
676	$750,000	Male	66	83	Massachusetts Mutual Life Insurance Company	AA+
677	$500,000	Male	66	74	Transamerica Life Insurance Company	AA-
678	$265,000	Male	66	157	Protective Life Insurance Company	AA-
679	$400,000	Male	66	130	Jackson National Life Insurance Company	AA
680	$500,000	Female	66	168	Banner Life Insurance Company	AA-
681	$540,000	Male	66	170	West Coast Life Insurance Company	AA-
682	$200,000	Male	66	161	Prudential Insurance Company of America	AA-
683	$200,000	Male	66	161	Prudential Insurance Company of America	AA-
684	$750,000	Male	66	126	Pacific Life Insurance Company	AA-
685	$500,000	Male	66	133	Transamerica Life Insurance Company	AA-

	Face Amount	Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
686	$500,000	Female	66	130	AIG Life Insurance Company	A+
687	$2,000,000	Female	65	173	Metropolitan Life Insurance Company	AA-
688	$3,500,000	Male	65	197	Prudential Insurance Company of America	AA-
689	$250,000	Male	65	118	Transamerica Life Insurance Company	AA-
690	$10,000,000	Male	65	62	Lincoln National Life Insurance Company	AA-
	$1,361,675,334

____________

(1)      Person’s age on last birthday (ALB).

(2)      The insured’s life expectancy estimate, other than for a small face value insurance policy (i.e., a policy with $1 million in face value benefits or less), is the average of two life expectancy estimates provided by independent third-party medical-actuarial underwriting firms at the time of purchase, actuarially adjusted through the measurement date. Numbers in this column represent months.

FINANCIAL INFORMATION

GWG HOLDINGS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders, Audit Committee and Board of Directors
GWG Holdings, Inc. and Subsidiaries
Minneapolis, MN

We have audited the accompanying consolidated balance sheets of GWG Holdings, Inc. and Subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. We also have audited GWG Holdings, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) (2013 framework). The company’s management is responsible for these consolidated financial statements, for maintaining effective control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements include examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GWG Holdings, Inc. and Subsidiaries as of December 31, 2016 and 2015 and the results of their operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, GWG Holdings, Inc. and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) (2013 framework).

/s/ Baker Tilly Virchow Krause, LLP
Minneapolis, Minnesota
March 15, 2017

GWG HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$78,486,982	$34,425,105
Restricted cash	37,826,596	2,341,900
Investment in life insurance policies, at fair value	511,192,354	356,649,715
Secured MCA advances	5,703,147	—
Life insurance policy benefits receivable	5,345,000	—
Other assets	4,688,103	2,461,045
TOTAL ASSETS	$643,242,182	$395,877,765

LIABILITIES & STOCKHOLDERS’ EQUITY
LIABILITIES
Senior credit facilities	$156,064,818	$63,279,596
Series I Secured Notes	16,404,836	23,287,704
L Bonds	381,312,587	276,482,796
Accounts payable	2,226,712	1,517,440
Interest payable	16,160,599	12,340,061
Other accrued expenses	1,676,761	1,060,786
Deferred taxes, net	2,097,371	1,763,968
TOTAL LIABILITIES	$575,943,684	$379,732,351

STOCKHOLDERS’ EQUITY

CONVERTIBLE PREFERRED STOCK – Series A
(par value $0.001; shares authorized 40,000,000; shares outstanding 2,640,521 and 2,781,735; liquidation preference of $19,804,000 and $20,863,000 as of December 31, 2016 and 2015, respectively)	19,701,133	20,784,841

REDEEMABLE PREFERRED STOCK – RPS
(par value $0.001; shares authorized 100,000; shares outstanding 59,183 as of December 31, 2016)	59,025,164	—

COMMON STOCK
(par value $0.001: shares authorized 210,000,000; shares issued and outstanding 5,980,190 and 5,941,790 as of December 31, 2016 and 2015, respectively)	5,980	5,942
Additional paid-in capital	7,383,515	14,563,834
Accumulated deficit	(18,817,294)	(19,209,203)
TOTAL STOCKHOLDERS’ EQUITY	67,298,498	16,145,414

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$643,242,182	$395,877,765

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	December 31, 2016	December 31, 2015
REVENUE
Gain on life insurance policies, net	$67,801,565	$39,381,003
MCA income	929,303	—
Interest and other income	746,466	251,249
TOTAL REVENUE	69,477,334	39,632,252

EXPENSES
Interest expense	42,343,374	29,518,718
Employee compensation and benefits	11,784,296	8,010,020
Legal and professional fees	3,947,376	3,152,783
Other expenses	10,676,976	7,784,350
TOTAL EXPENSES	68,752,022	48,465,871

INCOME (LOSS) BEFORE INCOME TAXES	725,312	(8,833,619)
Income tax expense (benefit)	333,403	(3,509,587)

NET INCOME (LOSS)	391,909	(5,324,032)
Preferred stock dividends	(3,537,287)	(2,069,242)
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(3,145,378)	$(7,393,274)

NET LOSS PER COMMON SHARE ATTRIBUTABLE TO COMMON SHAREHOLDERS
Basic	$(0.53)	$(1.25)
Diluted	$(0.53)	$(1.25)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	5,967,274	5,906,761
Diluted	5,967,274	5,906,761

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Preferred Stock Shares	Preferred Stock	Common Shares	Common Stock (par)	Additional Paid-in Capital	Accumulated Deficit	Total Equity
Balance, December 31, 2014	2,738,966	$20,527,866	5,870,193	$5,870	$15,741,371	$(13,885,171)	$22,389,936

Net loss	—	—	—	—	—	(5,324,032)	(5,324,032)

Issuance of common stock	—	—	60,000	60	581,940	—	582,000

Series A Preferred Stock conversion to common stock	(15,463)	(115,973)	11,597	12	115,961	—	—

Issuance of preferred stock	58,232	372,948	—	—	—	—	372,948

Preferred stock dividends	—	—	—	—	(2,069,242)	—	(2,069,242)

Stock-based compensation	—	—	—	—	193,804	—	193,804
Balance, December 31, 2015	2,781,735	$20,784,841	5,941,790	$5,942	$14,563,834	$(19,209,203)	$16,145,414

Net loss	—	—	—	—	—	391,909	391,909

Issuance of common stock	—	—	36,450	36	244,149	—	244,185

Redemption of Series A Preferred Stock	(239,749)	(1,788,451)	1,950	2	19,498	—	(1,768,951)

Issuance of Series A Preferred Stock	98,535	704,743	—	—	—	—	704,743

Issuance Redeemable Preferred Stock	59,183	59,025,164	—	—	(4,133,525)	—	54,891,639

Preferred stock dividends	—	—	—	—	(3,537,288)	—	(3,537,288)

Issuance of stock options	—	—	—	—	226,847	—	226,847
Balance, December 31, 2016	2,699,704	$78,726,297	5,980,190	$5,980	$7,383,515	$(18,817,294)	$67,298,498

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$391,909	$(5,324,032)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Gain on life insurance policies	(48,988,406)	(39,371,059)
Amortization of deferred financing and issuance costs	8,445,252	3,712,056
Deferred income taxes	333,402	(3,509,587)
Preferred stock issued in lieu of cash dividends	689,742	683,133
Preferred stock dividends payable	302,972	6,800
(Increase) decrease in operating assets:
Due from related parties	1,169	(1,256)
Life insurance policy benefits receivable	(5,345,000)	1,750,000
Other assets	(23,022,962)	(304,526)
Increase in operating liabilities:
Accounts payable	709,272	313,864
Interest payable	4,868,196	2,213,529
Other accrued expenses	(4,399,443)	2,183,393

NET CASH FLOWS USED IN OPERATING ACTIVITIES	(66,013,897)	(37,647,685)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life insurance policies	(94,952,879)	(38,906,934)
Carrying value of matured life insurance policies	10,992,624	4,511,289
Investment in Secured MCA advances	(8,727,924)	—
Proceeds from Secured MCA advances	2,553,466	—
NET CASH FLOWS USED IN INVESTING ACTIVITIES	(90,134,713)	(34,395,645)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings on (repayments of) Senior Credit Facilities	97,713,952	(7,150,000)
Payments for redemption of Series I Secured Notes	(7,469,462)	(4,891,681)
Proceeds from issuance of L Bonds	153,874,402	131,159,348
Payments for issuance and redemption of L Bonds	(10,149,316)	(7,499,601)
Payments for redemption of L Bonds	(45,754,691)	(35,984,061)
Proceeds from (increase in) restricted cash	(35,484,697)	1,954,153
Issuance of common stock	244,185	582,000
Proceeds from issuance of preferred stock	57,112,501	—
Payments for issuance costs of preferred stock	(4,140,866)	—
Payments for redemption of preferred stock	(2,198,233)	(295,185)
Payments of preferred stock dividends	(3,537,288)	(2,069,242)
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	200,210,487	75,805,731

NET INCREASE IN CASH AND CASH EQUIVALENTS	44,061,877	3,762,401

CASH AND CASH EQUIVALENTS
BEGINNING OF YEAR	34,425,105	30,662,704
END OF YEAR	$78,486,982	$34,425,105

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS – CONTINUED

	Year Ended December 31,
	2016	2015
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$34,607,000	$22,648,000
Premiums paid	$40,240,000	$26,650,000
Stock-based compensation	$227,000	$194,000

NON-CASH INVESTING AND FINANCING ACTIVITIES
Options issued to purchase common stock	638,000	353,000
Series I Secured Notes:
Conversion of accrued interest and commission payable to principal	$234,000	$203,000
L Bonds:
Conversion of accrued interest and commission payable to principal	$1,988,000	$806,000
Series A Preferred Stock:
Conversion to common stock	$39,000	$116,000
Issuance of preferred stock in lieu of cash dividends	$690,000	$683,000
Investment in life insurance policies included in accounts payable	$605,000	$1,079,000

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Nature of Business and Summary of Significant Accounting Policies

Nature of Business — We are a financial services company committed to finding new ways of disrupting and transforming the life insurance and related industries through innovative products and services, business processes, financing strategies, and advanced epigenetic technology. Historically, we have focused on creating opportunities for consumers to obtain significantly more value for their life insurance policies as compared to the traditional options offered by the insurance industry. As part of our business, we create opportunities for investors to receive income and capital appreciation from our various activities in the life insurance and related industries. Through its wholly owned subsidiaries, GWG Holdings, Inc. owns a portfolio of life insurance policies. As of the date of this prospectus supplement, our portfolio had an aggregate fair value of $511.2 million. We earn income from changes in the fair value of our portfolio and through the benefits we receive upon the mortality of insureds.

GWG Holdings, Inc. and all of its subsidiaries are incorporated and organized in Delaware. Unless the context otherwise requires or we specifically so indicate, all references in these footnotes to “we,” “us,” “our,” “our Company,” “GWG,” or the “Company” refer to GWG Holdings, Inc. and its subsidiaries collectively and on a consolidated basis. References to the full names of particular entities, such as “GWG Holdings, Inc.” or “GWG Holdings,” are meant to refer only to the particular entity referenced.

On September 30, 2015, GWG Holdings formed a wholly owned subsidiary, Wirth Park Agency, LLC. Wirth Park Agency was formed to convert term life insurance policies into universal, or permanent life insurance. Wirth Park Agency produces commission revenue through this activity.

On December 7, 2015, GWG Holdings formed a wholly owned subsidiary, GWG MCA, LLC. On January 13, 2016, GWG MCA, LLC was converted to a corporation and became GWG MCA Capital, Inc. GWG MCA Capital, Inc. was formed to engage in the merchant cash advance business.

On August 25, 2016, GWG Holdings formed a wholly owned subsidiary, Actüa Life & Annuity Ltd. to engage in various life insurance related businesses and activities.

Use of Estimates — The preparation of our consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenue during the reporting period. We regularly evaluate estimates and assumptions, which are based on current facts, historical experience, and various other factors that it believes to be reasonable under the circumstances. The actual results that we experience may differ materially and adversely from our estimates. The most significant estimates with regard to these consolidated financial statements relate to (1) the determination of the assumptions used in estimating the fair value of our investments in life insurance policies, and (2) the value of our deferred tax assets and liabilities.

Cash and Cash Equivalents — We consider cash in demand deposit accounts and temporary investments purchased with an original maturity of three months or less to be cash equivalents. We maintain our cash and cash equivalents with highly rated financial institutions. The balances in our bank accounts may exceed Federal Deposit Insurance Corporation limits. We periodically evaluate the risk of exceeding insured levels and may transfer funds as we deem appropriate.

Life Insurance Policies — ASC 325-30 permits a reporting entity to account for its investments in life insurance policies using either the investment method or the fair value method. We elected to use the fair value method to account for our life insurance policies. Under the fair value method we recognize our initial investment at the purchase price. At each subsequent reporting period, we re-measure the investment at fair value in its entirety and recognize the change in fair value as revenue in the current period net of premiums paid.

We also recognize realized gain (revenue) from a life insurance policy upon one of the two following events: (1) our receipt of notice or verified mortality of the insured; or (2) our sale of the policy, filing of change-of-ownership forms and receipt of payment. In the case of mortality, the gain (or loss) we recognize is the difference between the policy benefits and the carrying values of the policy once we determine that collection of the policy benefits is realizable and reasonably assured. In the case of a policy sale, the gain (or loss) we recognize is the difference between the sale price and the carrying value of the policy on the date of our receipt of sale proceeds.

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Nature of Business and Summary of Significant Accounting Policies (cont.)

In a case where our acquisition of a policy is not complete as of a reporting date, but we have nonetheless advanced direct costs and deposits for the acquisition, those costs and deposits are recorded as “other assets” on our balance sheet until the acquisition is complete and we have secured title to the policy. On December 31, 2016 and 2015, a total of $42,000 and $31,000, respectively, of our “other assets” comprised direct costs and deposits that we advanced for policy acquisitions.

Other Assets — Actüa Life & Annuity Ltd. (“Actüa”) is a new wholly-owned subsidiary of GWG Holdings engaged in various life insurance businesses and activities. In August 2016, Actüa entered into an exclusive option agreement with the Regents of the University of California to explore the use of predictive mortality forecasting using an epigenetic mortality predictor invented by Dr. Steve Horvath. The cost of entering into this exclusive option agreement is listed as “other assets.”

Stock-Based Compensation: We measure and recognize compensation expense for all stock-based payments at fair value over the requisite service period. We use the Black-Scholes option pricing model to determine the weighted average fair value of options. For restricted stock grants, fair value is determined as the average price of our common stock on the date of grant. Equity-based compensation expense is recorded in administrative expenses based on the classification of the employee or vendor. The determination of fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as by assumptions regarding a number of subjective variables. These variables include, but are not limited to, the expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.

The expected terms of the options are based on evaluations of historical and expected future employee exercise behavior. The risk-free interest rate is based on the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected life at grant date. Volatility is based on historical and expected future volatility of our stock. To date, we have not paid any dividends on our common stock. Forfeitures for both option and restricted stock grants are estimated at the time of the grant and revised in subsequent periods if actual forfeitures differ from estimates.

Deferred Financing and Issuance Costs — Loans advanced to us under our senior credit facilities, as described in Notes 5 and 6, are reported net of financing costs, which include issuance costs, sales commissions and other direct expenses, which are amortized using the straight-line method over the term of the facility.  The Series I Secured Notes and L Bonds, as respectively described in Notes 7 and 8, are reported net of financing costs, which are amortized using the interest method over the term of those borrowings. The Series A, as described in Note 9, is reported net of financing costs (including the fair value of warrants issued), all of which were fully amortized using the interest method as of December 31, 2016. Selling and issuance costs of RPS and Series 2 Redeemable Preferred Stock (“RPS 2”), described in Notes 10 and 11, are netted against additional paid-in-capital.

Earnings (loss) per Share — Basic earnings (loss) per share attributable to common shareholders are calculated using the weighted-average number of shares outstanding during the reported period. Diluted earnings (loss) per share are calculated based on the potential dilutive impact of our outstanding Series A, RPS, warrants and stock options. Due to our net loss for years ended December 31, 2016 and 2015, there are no dilutive securities.

Recently Adopted Pronouncements — On April 7, 2015, the FASB issued Accounting Standards Update No. 2015-03, Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”), as part of its simplification initiative. ASU 2015-03 changes the presentation of debt issuance costs by presenting those costs in the balance sheet as a direct deduction from the related debt liability. Amortization of the costs is reported as interest expense. We adopted ASU 2015-03 effective January 1, 2016, as required for public reporting entities.

On February 25, 2016, the FASB issued ASU 2016-02 Leases (“ASU 2016-02”). The new guidance is effective for fiscal years beginning after December 15, 2018. ASU 2016-02 provides more transparency and comparability in the financial statements of lessees by recognizing all leases with a term greater than twelve months on the balance sheet. Leasees will also be required to disclose key information about their leases. Early adoption is permitted. We have not adopted ASU 2016-02 as of December 31, 2016.

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Restrictions on Cash

Under the terms of our senior credit facilities (discussed in Notes 5 and 6), we are required to maintain collection and escrow accounts that are used to fund the acquisition of policies, pay annual policy premiums, pay interest and other charges under the facility, and collect policy benefits. The agent for the lender authorizes the disbursements from these accounts. At December 31, 2016 and December 31, 2015, there was a balance of $37,827,000, and $2,342,000, respectively, in these restricted cash accounts.

(3) Investment in Life Insurance Policies

Life insurance policies are valued based on unobservable inputs that are significant to their overall fair value. Changes in the fair value of these policies are recorded as gain or loss on life insurance policies, net of cash premiums paid on those policies, in our consolidated statements of operations. Fair value is determined on a discounted cash flow basis that incorporates life expectancy assumptions generally derived from reports obtained from widely accepted life expectancy providers, assumptions relating to cost-of-insurance (premium) rates and other assumptions. The discount rate we apply incorporates current information about discount rate applied by other reporting companies owning portfolios of life insurance policies, the discount rates observed in the life insurance secondary market, market interest rates, the credit exposure to the insurance companies that issued the life insurance policies and management’s estimate of the risk premium a purchaser would require to receive the future cash flows derived from our portfolio as a whole. As a result of management’s analysis, discount rates of 10.96% and 11.09% were applied to our portfolio as of December 31, 2016 and December 31, 2015, respectively.

A summary of our policies, organized according to their estimated life expectancy dates as of the dates indicated, is as follows:

	As of December 31, 2016			As of December 31, 2015
Years Ending December 31,	Number of Policies	Estimated Fair Value	Face Value	Number of Policies	Estimated Fair Value	Face Value
2016	—	$—	$—	5	$7,503,000	$8,500,000
2017	11	14,837,000	16,939,000	12	12,875,000	17,418,000
2018	23	30,830,000	42,564,000	27	37,109,000	58,428,000
2019	55	57,556,000	88,858,000	51	54,242,000	100,967,000
2020	93	85,414,000	159,814,000	59	64,750,000	137,868,000
2021	86	73,825,000	158,744,000	48	45,724,000	116,805,000
2022	66	56,909,000	147,222,000	44	38,394,000	116,998,000
Thereafter	356	191,821,000	747,534,000	150	96,053,000	387,860,000
Totals	690	$511,192,000	1,361,675,000	396	$356,650,000	$944,844,000

We recognized life insurance benefits of $48,452,000 and $31,232,000 during 2016 and 2015, respectively, related to policies with a carrying value of $10,993,000 and $4,511,000, respectively, and as a result recorded realized gains of $37,459,000 and $26,721,000.

Reconciliation of gain on life insurance policies:

	Years Ended December 31,
	2016	2015
Change in fair value	$70,582,000	$39,371,000
Premiums and other annual fees	(40,240,000)	(26,711,000)
Policy maturities	37,460,000	26,721,000
Gain on life insurance policies, net	$67,802,000	$39,381,000

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3) Investment in Life Insurance Policies (cont.)

We currently estimate that premium payments and servicing fees required to maintain our current portfolio of life insurance policies in force for the next five years, assuming no mortalities, are as follows:

Years Ending December 31,	Premiums	Servicing	Premiums and Servicing Fees
2017	$44,787,000	$534,000	$45,321,000
2018	50,165,000	534,000	50,699,000
2019	55,685,000	534,000	56,219,000
2020	60,561,000	534,000	61,095,000
2021	67,824,000	534,000	68,358,000
	$279,022,000	$2,670,000	$281,692,000

Management anticipates funding the premium payments estimated above with proceeds from our senior credit facilities, proceeds from additional debt and equity financing, and proceeds from maturities of life insurance policies. The proceeds of these capital sources may also be used for the purchase, financing, and maintenance of additional life insurance policies.

(4) Fair Value Definition and Hierarchy

ASC 820 establishes a hierarchical disclosure framework that prioritizes and ranks the level of market price observability used in measuring assets and liabilities at fair value. Market price observability is affected by a number of factors, including the type of investment, the characteristics specific to the investment and the state of the marketplace, including the existence and transparency of transactions between market participants. Assets and liabilities with readily available and actively quoted prices, or for which fair value can be measured from actively quoted prices in an orderly market, generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value. ASC 820 maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring the use of observable inputs whenever available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect assumptions about how market participants price an asset or liability developed based on the best available information. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

The hierarchy is broken down into three levels based on the observability of inputs as follows:

•         Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that we have the ability to access. Since valuations are based quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

•         Level 2 — Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

•         Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary by types of assets and liabilities and is affected by a wide variety of factors, including, for example, whether an instrument is established in the marketplace, the liquidity of markets and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by management in determining fair value is greatest for assets and liabilities categorized in Level 3.

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4) Fair Value Definition and Hierarchy (cont.)

Level 3 Valuation Process

The estimated fair value of our portfolio of life insurance policies is determined on a quarterly basis by our portfolio management committee, taking into consideration changes in discount rate assumptions, estimated premium payments and life expectancy estimate assumptions, as well as any changes in economic and other relevant conditions. The discount rate incorporates current information about discount rate applied by other reporting companies owning portfolios of life insurance policies, the discount rates observed in the life insurance secondary market, market interest rates, the credit exposure to the insurance company that issued the life insurance policy and management’s estimate of the risk premium a purchaser would require to receive the future cash flows derived from our portfolio as a whole.

These inputs are then used to estimate the discounted cash flows from the portfolio using the Model Actuarial Pricing System probabilistic portfolio price model, which estimates the cash flows using various mortality probabilities and scenarios. The valuation process includes a review by senior management as of each valuation date. We also engage a third-party expert to independently test the accuracy of the valuations using the inputs we provide on a quarterly basis. See Exhibit 99.1 to our Annual Report on Form 10-K, filed on March 15, 2017.

The following table reconciles the beginning and ending fair value of our Level 3 investments in our portfolio of life insurance policies for the periods ended December 31, as follows:

	Years Ended December 31,
	2016	2015
Beginning balance	$356,650,000	$282,883,000
Purchases	94,953,000	38,907,000
Maturities (initial cost basis)	(10,993,000)	(4,511,000)
Net change in fair value	70,582,000	39,371,000
Ending balance	$511,192,000	$356,650,000

In the past, we periodically updated the independent life expectancy estimates on the insured lives in our portfolio, other than insured lives covered under small face amount policies (i.e., $1 million in face value benefits or less), on a continuous rotating three-year cycle, and through that effort attempted to update life expectancies for approximately one-twelfth of our portfolio each quarter. Nevertheless, the terms of our senior credit facility with LNV Corporation currently requires us to attempt to update life expectancies on a rotating two-year cycle.

The following table summarizes the inputs utilized in estimating the fair value of our portfolio of life insurance policies:

	As of December 31, 2016	As of December 31, 2015
Weighted-average age of insured, years	81.6	82.6
Weighted-average life expectancy, months	83.2	79.3
Average face amount per policy	$1,973,000	$2,386,000
Discount rate	10.96%	11.09%

These assumptions are, by their nature, inherently uncertain and the effect of changes in estimates may be significant. For example, if the life expectancy estimates were increased or decreased by four and eight months on each outstanding policy, and the discount rates were increased or decreased by 1% and 2%, while all other variables were held constant, the fair value of our investment in life insurance policies would increase or (decrease) as summarized below:

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4) Fair Value Definition and Hierarchy (cont.)

Change in Fair Value of the Investment in Life Insurance Policies

	Change in life expectancy estimates
	minus 8 months	minus 4 months	plus 4 months	plus 8 months
December 31, 2016	$69,253,000	$34,601,000	$(33,846,000)	$(67,028,000)
December 31, 2015	$48,339,000	$24,076,000	$(23,501,000)	$(46,482,000)

	Change in discount rate
	minus 2%	minus 1%	plus 1%	plus 2%
December 31, 2016	$53,764,000	$25,728,000	$(23,668,000)	$(45,491,000)
December 31, 2015	$35,024,000	$16,786,000	$(15,485,000)	$(29,803,000)

Other Fair Value Considerations

The carrying value of receivables, prepaid expenses, accounts payable and accrued expenses approximate fair value due to their short-term maturities and low credit risk. Using the income-based valuation approach, the estimated fair value of our Series I Secured Notes and L Bonds, having a combined aggregate face value of $403,681,000 as of December 31, 2016, is approximately $414,419,000 based on a weighted-average market interest rate of 6.45%. The carrying value of the senior credit facilities reflects interest charged at the commercial paper rate or 12-month LIBOR, as applicable, plus an applicable margin. The margin represents our credit risk, and the strength of the portfolio of life insurance policies collateralizing the debt. The overall rate reflects market, and the carrying value of the facility approximates fair value.

GWG MCA participates in the merchant cash advance industry by directly advancing sums to merchants and lending money, on a secured basis, to companies that advance sums to merchants. Each quarter, we review the carrying value of these advances and loans, and determine if an impairment reserve is necessary. At December 31, 2016 one of our secured loans was potentially impaired. The secured loan to Nulook Capital LLC had an outstanding balance of $2,527,000 and a loan loss reserve of $600,000 at December 31, 2016. We deem fair value to be the estimated collectible value on each loan or advance made from GWG MCA. Where we estimate the collectible amount to be less than the outstanding balance, we record a reserve for the difference.

The following table summarizes outstanding warrants as of December 31, 2016:

Month issued	Warrants issued	Fair value per share	Risk free rate	Volatility	Term
March 2012	38,130	$0.52	0.38%	36.20%	5 years
June 2012	161,840	$1.16	0.41%	47.36%	5 years
July 2012	144,547	$1.16	0.41%	47.36%	5 years
September 2012	2,500	$0.72	0.31%	40.49%	5 years
September 2014	16,000	$1.26	1.85%	17.03%	5 years
	363,017

 (5) Credit Facility — Autobahn Funding Company LLC

Through DLP III, we are party to a $105 million senior credit facility with Autobahn Funding Company LLC (“Autobahn”), with a maturity date of June 30, 2018. The facility is governed by a Credit and Security Agreement (the “Agreement”), and DZ Bank AG Deutsche Zentral-Genossenschaftsbank (“DZ Bank”) acts as the agent for Autobahn under the Agreement. On September 14, 2016, we paid off the senior credit facility in full with funds received from a new senior credit facility with LNV Corporation as described in Note 6.

Advances under the facility bear interest at a commercial paper rate of the lender at the time of the advance, or at the lender’s cost of borrowing plus 4.25%. We make interest payments on a monthly basis. The effective rate of interest was 5.42% at September 14, 2016 and 5.58% at December 31, 2015.

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(5) Credit Facility — Autobahn Funding Company LLC (cont.)

The amount outstanding under this facility was $0 and $65,011,000 at December 31, 2016 and December 31, 2015, respectively. GWG Holdings is a performance guarantor of the various obligations of GWG Life, as servicer, under the Agreement. Obligations under the facility are secured by our pledge of ownership in our life insurance policies to DZ Bank through an arrangement under which Wells Fargo serves as a securities intermediary.

The Agreement has certain financial (as described below) and nonfinancial covenants, and we were in compliance with these covenants at both December 31, 2016 and 2015.

We have agreed to maintain (i) a positive consolidated net income on a non-GAAP basis (as defined and calculated under the Agreement) for each complete fiscal year, (ii) a tangible net worth on a non-GAAP basis (again, as defined and calculated under the Agreement) of not less than $45 million, and (iii) maintain cash and eligible investments of $15 million or above.

Consolidated non-GAAP net income and non-GAAP tangible net worth as of and for the four quarters ended December 31, 2016, as calculated under the Agreement, was $38,642,000 and $182,514,000, respectively.

Total funds available for additional borrowings under the facility at December 31, 2016 and 2015, were $0 and $39,989,000, respectively.

(6) Credit Facility — CSG Investments, Inc.

On September 14, 2016, we entered into a senior credit facility with LNV Corporation as lender through our subsidiary GWG DLP Funding IV, LLC (“DLP IV”). The facility is governed by a Loan and Security Agreement (the “Loan Agreement”), with CLMG Corp. acting as administrative agent on behalf of the lenders under the Loan Agreement. The Loan Agreement makes available a total of up to $172,300,000 in credit with a maturity date of September 14, 2026. Additional quarterly advances are available under the Loan Agreement at the LIBOR rate as defined by the lender. Interest will accrue on amounts borrowed under the agreement at an annual interest rate, determined as of each date of borrowing or quarterly if there is no borrowing, equal to (A) the greater of 12-month LIBOR or the federal funds rate (as defined in the agreement) plus one-half of one percent per annum, plus (B) 5.75% per annum. Interest payments are made on a quarterly basis.

The amount outstanding under this facility was $162,725,000 at December 31, 2016. Obligations under the facility are secured by a security interest in DLP IV’s assets, for the benefit of the lenders under the Loan Agreement, through an arrangement under which Wells Fargo serves as security intermediary. The life insurance policies owned by DLP IV do not serve as direct collateral for the obligations of GWG Holdings under its L Bonds or Series I Secured Notes. The difference between the outstanding balance as of December 31, 2016 and the carrying amount relates to unamortized debt issuance costs.

The Loan Agreement requires DLP IV to maintain a reserve account in an amount sufficient to pay 12 months of servicing, administrative and third party expenses identified under the Loan Agreement, and 12 months of debt service as calculated under the Loan Agreement. As of December 31, 2016, the amount set aside in the reserve account was $27,500,000.

The Agreement has certain financial and nonfinancial covenants, and we were in compliance with these covenants at December 31, 2016.

Total funds available for additional borrowings under the facility at December 31, 2016 was $0.

(7) Series I Secured Notes

Series I Secured Notes (“Series I”) are legal obligations of GWG Life and were privately offered and sold from August 2009 through June 2011. The Series I are secured by the assets of GWG Life and are subordinate to obligations under our senior credit facilities (see Notes 5 and 6). We are party to a Third Amended and Restated Note Issuance

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(7) Series I Secured Notes (cont.)

and Security Agreement dated November 1, 2011, as amended, under which GWG Life is obligor, GWG Holdings is guarantor, and Lord Securities Corporation serves as trustee of the GWG Life Trust (“Trust”). This agreement contains certain financial and non-financial covenants, and we were in compliance with these covenants at both December 31, 2016 and 2015.

The Series I were sold with original maturity dates ranging from six months to seven years, and with fixed interest rates varying from 5.65% to 9.55% depending on the term of the note. The Series I have renewal features under which we may elect to permit their renewal, subject to the right of bondholders to elect to receive payment at maturity. Effective September 1, 2016, we no longer renew the Series I.

Interest on the Series I is payable monthly, quarterly, annually or at maturity depending on the election of the investor. At December 31, 2016 and 2015, the weighted-average interest rate of our Series I was 8.68% and 8.47%, respectively. The principal amount of Series I outstanding was $16,614,000 and $23,578,000 at December 31, 2016 and 2015, respectively. The difference between the amount outstanding on the Series I and the carrying amount on our balance sheet is due to netting of unamortized deferred issuance costs. Overall, interest expense includes amortization of deferred financing and issuance costs of $332,000 and $362,000 in 2016 and 2015, respectively. Future expected amortization of deferred financing costs is $209,000 in total over the next five years.

Future contractual maturities of Series I payable and future amortization of their deferred financing costs at December 31, 2016 are as follows:

Years Ending December 31,	Contractual Maturities	Amortization of Deferred Financing Costs
2017	$10,523,000	$41,000
2018	2,401,000	41,000
2019	1,024,000	20,000
2020	1,725,000	52,000
2021	941,000	55,000
	$16,614,000	$209,000

 (8) L Bonds

Our L Bonds are legal obligations of GWG Holdings. Obligations under the L Bonds are secured by the assets of GWG Holdings and by GWG Life, as a guarantor, and are subordinate to the obligations under our senior credit facilities (see Notes 5 and 6). We began publicly offering and selling L Bonds in January 2012 under the name “Renewable Secured Debentures.” These debt securities were re-named “L Bonds” in January 2015. L Bonds are publicly offered and sold on a continuous basis under a registration statement permitting us to sell up to $1.0 billion in principal amount of L Bonds. We are party to an indenture governing the L Bonds dated October 19, 2011, as amended (“Indenture”), under which GWG Holdings is obligor, GWG Life is guarantor, and Bank of Utah serves as indenture trustee. The Indenture contains certain financial and non-financial covenants, and we were in compliance with these covenants at December 31, 2016 and 2015.

Effective September 1, 2016, we ceased selling 6-month and 1-year L Bonds until further notice. In addition, effective September 1, 2016, the L Bond interest rates changed to 5.50%, 6.25%, 7.50% and 8.50% for the 2-, 3-, 5- and 7-year L Bonds, respectively. The bonds have renewal features under which we may elect to permit their renewal, subject to the right of bondholders to elect to receive payment at maturity. Interest is payable monthly or annually depending on the election of the investor.

At December 31, 2016 and 2015, the weighted-average interest rate of our L Bonds was 7.23% and 7.16%, respectively. The principal amount of L Bonds outstanding was $387,067,000 and $282,171,000 at December 31, 2016 and 2015, respectively. The difference between the amount of outstanding L Bonds and the carrying amount on our balance sheets

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8) L Bonds (cont.)

is due to netting of unamortized deferred issuance costs and cash receipts for new issuances in process. Amortization of deferred issuance costs was $7,099,000 and $5,285,000 in 2016 and 2015, respectively. Future expected amortization of deferred financing costs as of December 31, 2016 is $11,636,000 in total over the next eight years.

Future contractual maturities of L Bonds, and future amortization of their deferred financing costs, at December 31, 2016 are as follows:

Years Ending December 31,	Contractual Maturities	Amortization of Deferred Financing Costs
2017	$106,955,000	$1,178,000
2018	109,407,000	3,000,000
2019	90,463,000	3,450,000
2020	20,679,000	809,000
2021	28,923,000	1,512,000
Thereafter	30,640,000	1,687,000
	$387,067,000	$11,636,000

 (9) Series A Convertible Preferred Stock

From July 2011 until September 2012, we privately offered shares of Series A of GWG Holdings at $7.50 per share. In the offering, we sold an aggregate of 3,278,000 shares for gross consideration of $24,582,000. Holders of Series A are entitled to cumulative dividends at the rate of 10% per annum, paid quarterly. Dividends on the Series A are accumulating and are recorded as a reduction to additional paid-in capital. Under certain circumstances described in the Certificate of Designation for the Series A, additional Series A shares may be issued in lieu of cash dividends at the rate of $7.00 per share.

Holders of Series A are entitled to a liquidation preference equal to the stated value of their preferred shares (i.e., $7.50 per share) plus accrued but unpaid dividends. Holders of Series A may presently convert each share of their Series A into 0.75 shares of our common stock at a price of $10.00 per share.

As of December 31, 2016, we issued an aggregate of 473,000 shares of Series A in satisfaction of $3,310,000 in dividends on the Series A, and an aggregate of 696,000 shares of Series A were converted into 522,000 shares of our common stock. As of December 31, 2016, we had 2,640,000 Series A shares outstanding with respect to which we incurred aggregate issuance costs of $2,838,000, all of which is included as a component of additional paid-in capital.

Purchasers of Series A in our offering received warrants to purchase an aggregate of 431,954 shares of our common stock at an exercise price of $12.50 per share. The grant date fair value of these warrants was $428,000. As of December 31, 2016, none of these warrants were exercised, 69,000 warrants have expired. The weighted-average remaining life of these warrants was 0.56 and 1.43 years at December 31, 2016 and 2015, respectively.

In September 2014, we completed, at our discretion, a public offering of our common stock and, as a result, the Series A was reclassified from temporary equity to permanent equity. We may redeem Series A shares at a price equal to 110% of their liquidation preference ($7.50 per share) at any time. As of December 31, 2016, we have redeemed an aggregate of 277,000 shares of Series A.

(10) Redeemable Preferred Stock

Beginning November 30, 2015, we began publicly offering up to 100,000 shares of Redeemable Preferred Stock (“RPS”) at $1,000 per share. Holders of RPS are entitled to cumulative dividends at the rate of 7% per annum, paid

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(10) Redeemable Preferred Stock (cont.)

monthly. Dividends on the RPS are recorded as a reduction to additional paid-in capital. Under certain circumstances described in the Certificate of Designation for the RPS, additional shares of RPS may be issued in lieu of cash dividends.

The RPS ranks senior to our common stock and pari passu with our Series A, and entitles its holders to a liquidation preference equal to the stated value per share (i.e., $1,000) plus accrued but unpaid dividends. Holders of RPS may presently convert their RPS into our common stock at a conversion price equal to the volume-weighted average price of our common stock for the 20 trading days immediately prior to the date of conversion, subject to a minimum conversion price of $15.00 and in an aggregate amount limited to 15% of the stated value of RPS originally purchased by such holder from us and still held by such holder.

Holders of RPS may request that we redeem their RPS at a price equal to their stated value plus accrued but unpaid dividends, less an applicable redemption fee, if any. Nevertheless, the Certificate of Designation for RPS permits us complete discretion to grant redemption requests. Subject to certain restrictions and conditions, we may also redeem shares of RPS without a redemption fee upon a holder’s death, total disability or bankruptcy. In addition, after one year from the date of original issuance, we may, at our option, call and redeem shares of RPS at a price equal to their liquidation preference.

As of December 31, 2016, we had sold 59,183 shares of RPS for aggregate gross consideration of $59,025,000, and incurred approximately $4,134,000 of selling costs related to the sale of those shares.

At the time of its issuance, we determined that the RPS contained two embedded features: (1) optional redemption by the holder at our discretion and (2) optional conversion by the holder. We determined that each of the embedded features met the definition of a derivative and that the RPS should be considered an equity host for the purposes of assessing the embedded derivatives for potential bifurcation. Based on our assessment under ASC 470 “Debt” we do not believe bifurcation of either the holder’s redemption or conversion feature is appropriate.

(11) Series 2 Redeemable Preferred Stock

On February 14, 2017, our public offering up to 150,000 shares of Series 2 Redeemable Preferred Stock (“RPS 2”) at $1,000 per share was declared effective. Holders of RPS 2 are entitled to cumulative dividends at the rate of 7% per annum, paid monthly. Dividends on the RPS 2, when payable, will be recorded as a reduction to additional paid-in capital. Under certain circumstances described in the Certificate of Designation for the RPS 2, additional shares of RPS 2 may be issued in lieu of cash dividends.

The RPS 2 ranks senior to our common stock and pari passu with our Series A and RPS, and entitles its holders to a liquidation preference equal to the stated value per share (i.e., $1,000) plus accrued but unpaid dividends. Holders of RPS 2 may, less an applicable conversion discount, if any, convert their RPS 2 into our common stock at a conversion price equal to the volume-weighted average price of our common stock for the 20 trading days immediately prior to the date of conversion, subject to a minimum conversion price of $12.75 and in an aggregate amount limited to 10% of the stated value of RPS 2 originally purchased from us.

Holders of RPS 2 may request that we redeem their RPS 2 at a price equal to their liquidation preference at a price equal to their stated value plus accrued but unpaid dividends, less an applicable redemption fee, if any. Nevertheless, the Certificate of Designation for RPS 2 permits us complete discretion to decline requests for redemption. Subject to certain restrictions and conditions, we may also redeem shares of RPS 2 without a redemption fee upon a holder’s death, total disability or bankruptcy. In addition, we may, at our option, call and redeem shares of RPS 2 at a price equal to their liquidation preference (subject to a minimum redemption price, in the event of redemptions occurring less than one year after issuance, of 107% of the stated value of the shares being redeemed).

We have not sold any shares of RPS 2.

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(12) GWG MCA Capital, Inc — 9% Preferred Stock

Beginning March 31, 2016, GWG MCA began privately offering up to 2,000,000 shares of GWG MCA 9% Preferred Stock (“MCA Preferred”) at $10.00 per share. Holders of MCA Preferred are entitled to cumulative dividends at a rate of 9% per annum, paid monthly. Dividends on the MCA Preferred are included as interest expense in the statements of operations. As of December 31, 2016, a total of 7,155 shares of MCA Preferred had been sold for aggregate gross consideration of $72,000 and approximately $7,000 of selling costs related to the sale of these shares were incurred.

Holders of MCA Preferred were redeemed as of December 31, 2016 at the stated value of their shares plus accrued but unpaid dividends.

(13) Income Taxes

We had a current income tax liability of $0 as of both December 31, 2016 and 2015. The components of deferred income tax expense (benefit) for 2016 and 2015, respectfully, consisted of the following:

	2016	2015
Income tax provision:
Deferred:
Federal	$252,000	$(2,660,000)
State	81,000	(850,000)
Total income tax expense (benefit)	$333,000	$(3,510,000)

We provided a valuation allowance against the deferred tax asset related to a note receivable, which was charged-off for financial reporting purposes, because we believe that, when realized for tax purposes, it will result in a capital loss that will not be utilized because we have no expectation of generating a capital gain within the applicable carryforward period. Therefore, we do not believe that it is “more likely than not” that the deferred tax asset will be realized.

We also provided a valuation allowance against the deferred tax asset related to a tax basis capital loss generated with respect to our settlement and subsequent disposal of an earlier investment. As we have no expectation of generating capital gains with the applicable carryforward period, we do not believe that it is “more likely than not” that the deferred asset will be realized.

The primary differences between the December 31, 2016 effective tax rate and the statutory federal rate are state taxes, and other non-deductible expenses. The most significant temporary differences between GAAP net income and taxable net income are the treatment of interest costs with respect to the acquisition of the life insurance policies and revenue recognition with respect to the mark-to-market of our life insurance portfolio.

The following table provides a reconciliation of our income tax expense (benefit) at the statutory federal tax rate to our actual income tax expense (benefit):

	2016		2015
Statutory federal income tax	$247,000	34.0%	$(3,004,000)	34.0%
State income taxes, net of federal benefit	56,000	7.8%	(561,000)	6.3%
Other permanent differences	30,000	4.2%	55,000	(0.6)%
Total income tax expense	$333,000	46.0%	$(3,510,000)	39.7%

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(13) Income Taxes (cont.)

The tax effects of temporary differences that give rise to deferred income taxes were as follows:

	2016	2015
Deferred tax assets:
Note receivable from related party	$2,023,000	$2,023,000
Net operating loss carryforwards	10,781,000	7,049,000
Other assets	1,130,000	375,000
Subtotal	13,934,000	9,447,000
Valuation allowance	(2,164,000)	(2,164,000)
Deferred tax assets	11,770,000	7,283,000

Deferred tax liabilities:
Investment in life insurance policies	(13,867,000)	(9,046,000)
Other	—	(1,000)
Net deferred tax liability	$(2,097,000)	$(1,764,000)

At December 31, 2016 and 2015, we had federal net operating loss (“NOL”) carryforwards of $26,642,000 and $17,451,000, respectively, and aggregate state NOL carryforwards of approximately $26,616,000 and $17,423,000, respectively. The NOL carryforwards will begin to expire in 2031. Future utilization of NOL carryforwards is subject to limitations under Section 382 of the Internal Revenue Code. This section generally relates to a more than 50 percent change in ownership over a three-year period. We currently do not believe that any issuance of common stock has resulted in an ownership change under Section 382.

We provide for a valuation allowance when it is not considered “more likely than not” that our deferred tax assets will be realized. At both December 31, 2016 and 2015 based upon all available evidence, we provided a valuation allowance of $2,164,000, against deferred tax assets related to the likelihood of recovering the tax benefit of a capital loss on a note receivable from a related entity and other capital losses. Management believes all other deferred tax assets are recoverable.

ASC 740 requires the reporting of certain tax positions that do not meet a threshold of “more-likely-than-not” to be recorded as uncertain tax benefits. It management’s responsibility to determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation, based upon the technical merits of the position. Management has reviewed all income tax positions taken or expected to be taken for all open years and determined that the income tax positions are appropriately stated and supported. We do not anticipate that the total unrecognized tax benefits will significantly change prior to December 31, 2016.

Under our accounting policies, interest and penalties on unrecognized tax benefits, as well as interest received from favorable tax settlements are recognized as components of income tax expense. At December 31, 2016 and 2015, we recorded no accrued interest or penalties related to uncertain tax positions.

Our income tax returns for tax years ended December 31, 2013, 2014, 2015 and 2016, when filed, remain open to examination by the Internal Revenue Service and various state taxing jurisdictions. Our tax return for tax year 2012 has now been examined by the IRS (finalized April of 2015) but is open for examination by various state taxing jurisdictions.

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(14) Common Stock

In September 2014, we consummated an initial public offering of our common stock resulting in the sale of 800,000 shares of common stock at $12.50 per share, and net proceeds of approximately $8.6 million after the payment of underwriting commissions, discounts and expense reimbursements. In connection with this offering, we listed our common stock on the Nasdaq Capital Market under the ticker symbol “GWGH.”

On June 24, 2015 we issued 60,000 restricted common shares at $9.70 per share, determined by the closing market price on the date of grant, to a vendor as payment for services to be rendered over three years. The cost of these shares is amortized over a 12-month period. On March 17, 2016, we issued an additional 6,500 restricted common shares at an average price of $7.16 per share, determined by the closing market price on the date of grant, to this same vendor for additional services provided to us. On April 25, 2016, we issued 25,000 restricted shares of common stock at $6.25 per share, determined by the closing market price on the date of grant, to a vendor as a form of payment for services the vendor is providing to us, which is expensed in the current period.

(15) Stock Incentive Plan

We adopted our 2013 Stock Incentive Plan in March 2013. The Compensation Committee of our Board of Directors is responsible for the administration the plan. Incentives under the plan may be granted incentive stock options and non-statutory stock options; stock appreciation rights; stock awards; restricted stock; restricted stock units; and performance shares. Eligible participants include officers and employees of GWG Holdings and its subsidiaries, members of our Board of Directors, and consultants. 2,000,000 common shares are presently issuable under the plan.

In September 2014, we entered into a stock option agreement with a new management employee granting the employee the right to purchase up to 318,000 of our common stock at an exercise price of $12.50. The grant of such rights to purchase our common stock was treated as an inducement grant and was issued outside the GWG Holdings Inc. 2013 Stock Incentive Plan.

Through December 31, 2016, we had issued stock options for 2,048,000 shares of common stock to employees, officers, and directors under the plan. Options for 738,000 shares have vested, and the remaining options are scheduled to vest over three years. The options were issued with an exercise price between $6.35 and $10.18 for those beneficially owning more than 10% of our common stock, and between $6.00 and $10.25 for all others, which is equal to the estimated market price of the shares on the date of grant. The expected annualized volatility used in the Black-Scholes model valuation of options issued during the period was 25.9%. The annual volatility rate is based on the standard deviation of the average continuously compounded rate of return of five selected comparable companies over the previous 52 weeks. A forfeiture rate of 15% is based on historical information and expected future trend. As of December 31, 2016, stock options for 437,000 shares were forfeited and stock options for 28,000 shares were exercised.

Outstanding stock options:

	Vested	Un-vested	Total
Balance as of December 31, 2014	314,288	685,813	1,000,101
Granted during the year	79,500	273,700	353,200
Vested during the year	238,999	(238,999)	—
Exercised during the year	(27,667)	—	(27,667)
Forfeited during the year	(121,417)	(150,602)	(272,019)
Balance as of December 31, 2015	483,703	569,912	1,053,615
Granted during the year	22,500	608,350	630,850
Vested during the year	251,788	(251,788)	—
Forfeited during the year	(19,926)	(82,140)	(102,066)
Balance as of December 31, 2016	738,065	844,334	1,582,399

Compensation expense related to un-vested options not yet recognized is $525,000. We expect to recognize this compensation expense over the next three years ($265,000 in 2017, $157,000 in 2018, and $103,000 in 2019).

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(15) Stock Incentive Plan(cont.)

Stock Appreciation Rights (SARs) - On September 19, 2016 we issued SARs for 145,388 shares of the common stock to employees. The strike price of the SARs was $8.76, which was equal to the market price of the common stock at the close of business on September 19, 2016. 56,358 of the SARs were vested as of December 31, 2016, on which date the market price of the common stock was $8.82. A forfeiture rate of 15% was used in calculating our liability for the SARs.

Outstanding Stock Appreciation Rights:

	Vested	Un-vested	Total
Balance as of December 31, 2015	—	—	—
Granted during the year	106,608	133,127	239,735
Forfeited during the year	—	—	—
Balance as of December 31, 2016	106,608	133,127	239,735

A liability for Stock Appreciation Rights — Compensation Expense was recorded on December 31, 2016 in the amount of $4,266 and Compensation Expense was charged for the same amount.

(16) Net Loss per Common Share

We have outstanding Series A and RPS, as described in Notes 9 and 10. The Series A and RPS are anti-dilutive to our net loss attributable to common shareholders calculation for the years ended December 31, 2016 and December 31, 2015. We also issued warrants to purchase common stock in conjunction with the sale of Series A (see Note 9). Both those warrants and our vested stock options are anti-dilutive at December 31, 2016 and 2015 and have not been included in the fully diluted net loss per common share calculation.

(17) Commitments

We are party to an office lease with U.S. Bank National Association as the landlord. On September 1, 2015, we entered into an amendment to our original lease that expanded the leased space to 17,687 square feet and extended the term through 2026. Under the amended lease we are obligated to pay base rent plus common area maintenance and a share of building operating costs. Rent expenses under this agreement were $415,000 and $283,000 during 2016 and 2015, respectively.

Minimum lease payments under the amended lease are as follows:

2017	178,000
2018	185,000
2019	191,000
2020	198,000
2021	204,000
2022	210,000
2023	217,000
2024	223,000
2025	230,000
$1,836,000

 (18) Contingencies

Litigation — In the normal course of business, we are involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on our financial position, results of operations or cash flows.

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(19) Guarantee of L Bonds

We are publicly offering and selling L Bonds under a registration statement declared effective by the SEC, as described in Note 8. Our obligations under the L Bonds are secured by substantially all the assets of GWG Holdings, a pledge of all our common stock held individually by our largest stockholders, and by a guarantee and corresponding grant of a security interest in substantially all the assets of GWG Life. As a guarantor, GWG Life has fully and unconditionally guaranteed the payment of principal and interest on the L Bonds. Substantially all of our life insurance policies are held by DLP III, DLP IV and the Trust. The policies held by DLP III and DLP IV are not collateral for the L Bond obligations as such policies serve as direct collateral for the senior credit facilities.

The consolidating financial statements are presented in lieu of separate financial statements and other related disclosures of the subsidiary guarantor and issuer because management does not believe that separate financial statements and related disclosures would be material to investors. There are currently no significant restrictions on the ability of GWG Holdings or GWG Life, the guarantor subsidiary, to obtain funds from its subsidiaries by dividend or loan, except as described in these notes. A majority of insurance policies we own are subject to a collateral arrangement with LNV described in Note 6. Under this arrangement, collection and escrow accounts are used to fund premiums for the insurance policies and to pay interest and other charges under the senior credit facility.

The following represents consolidating financial information as of December 31, 2016 and December 31, 2015, with respect to the financial position, and as of December 31, 2016 and 2015, with respect to results of operations and cash flows of GWG Holdings and its subsidiaries. The parent column presents the financial information of GWG Holdings, the primary obligor for the L Bonds. The guarantor subsidiary column presents the financial information of GWG Life, the guarantor subsidiary of the L Bonds, presenting its investment in DLP III, DLP IV and the Trust under the equity method. The non-guarantor subsidiaries column presents the financial information of all non-guarantor subsidiaries, including DLP III, DLP IV and the Trust.

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(19) Guarantee of L Bonds (cont.)

Consolidating Balance Sheets

December 31, 2016	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS

Cash and cash equivalents	$28,481,047	$49,360,952	$644,983	$—	$78,486,982
Restricted cash	—	2,117,649	35,708,947	—	37,826,596
Investment in life insurance policies, at fair value	—	41,277,896	469,914,458	—	511,192,354
Secured MCA advances	—	—	5,703,147	—	5,703,147
Life insurance policy benefits receivable	—	—	5,345,000	—	5,345,000
Other assets	3,854,233	2,056,822	810,640	(2,033,592)	4,688,103
Investment in subsidiaries	429,971,148	352,337,037	—	(782,308,185)	—

TOTAL ASSETS	$462,306,428	$447,150,356	$518,127,175	$(784,341,777)	$643,242,182

LIABILITIES & STOCKHOLDERS’ EQUITY

LIABILITIES
Senior credit facilities	$—	$—	$156,064,818	$—	$156,064,818
Series I Secured Notes	—	16,404,836	—	—	16,404,836
L Bonds	381,312,587	—	—	—	381,312,587
Accounts payable	853,470	731,697	641,545	—	2,226,712
Interest payable	9,882,133	3,743,277	2,535,189	—	16,160,599
Other accrued expenses	862,369	544,032	2,303,952	(2,033,592)	1,676,761
Deferred taxes, net	2,097,371	—	—	—	2,097,371
TOTAL LIABILITIES	395,007,930	21,423,842	161,545,504	(2,033,592)	575,943,684

STOCKHOLDERS’ EQUITY (DEFICIT)
Member capital	—	425,726,514	356,581,671	(782,308,185)	—
Convertible preferred stock	19,701,133	—	—	—	19,701,133
Redeemable preferred stock	59,025,164	—	—	—	59,025,164
Common stock	5,980	—	—	—	5,980
Additional paid-in capital	7,383,515	—	—	—	7,383,515
Accumulated deficit	(18,817,294)	—	—	—	(18,817,294)
TOTAL STOCKHOLDERS’ EQUITY	67,298,498	425,726,514	356,581,671	(782,308,185)	67,298,498

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$462,306,428	$447,150,356	$518,127,175	$(784,341,777)	$643,242,182

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(19) Guarantee of L Bonds (cont.)

Consolidating Balance Sheets (continued)

December 31, 2015	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS

Cash and cash equivalents	$32,292,162	$1,982,722	$150,221	$—	$34,425,105
Restricted cash	—	2,102,257	239,643	—	2,341,900
Investment in life insurance policies, at fair value	—	—	356,649,715	—	356,649,715
Other assets	1,742,074	688,071	30,900	—	2,461,045
Investment in subsidiaries	269,886,254	291,295,951	—	(561,182,205)	—

TOTAL ASSETS	$303,920,490	$296,069,001	$357,070,479	$(561,182,205)	$395,877,765

LIABILITIES & STOCKHOLDERS’ EQUITY

LIABILITIES
Senior credit facilities	$—	$(1,000,000)	$64,279,596	$—	$63,279,596
Series I Secured Notes	—	23,287,704	—	—	23,287,704
L Bonds	276,482,796	—	—	—	276,482,796
Accounts payable	280,988	157,217	1,079,235	—	1,517,440
Interest payable	8,529,959	3,544,626	265,476	—	12,340,061
Other accrued expenses	717,365	343,421	—	—	1,060,786
Deferred taxes, net	1,763,968	—	—	—	1,763,968
TOTAL LIABILITIES	287,775,076	26,332,968	65,624,307	—	379,732,351

STOCKHOLDERS’ EQUITY (DEFICIT)
Member capital	—	269,736,033	291,446,172	(561,182,205)	—
Convertible preferred stock	20,784,841	—	—	—	20,784,841
Common stock	5,942	—	—	—	5,942
Additional paid-in capital	14,563,834	—	—	—	17,149,391
Accumulated deficit	(19,209,203)	—	—	—	(19,209,203)
TOTAL STOCKHOLDERS’ EQUITY	16,145,414	269,736,033	291,446,172	(561,182,205)	16,145,414

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$303,920,490	$296,069,001	$357,070,479	$(561,182,205)	$395,877,765

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(19) Guarantee of L Bonds (cont.)

Consolidated Statements of Operations

For the year ended December 31, 2016	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE
Policy servicing fees	$—	$13,417	$—	$(13,417)	$—
Gain on life insurance policies, net	—	379,405	67,422,160	—	67,801,565
MCA income	—	—	929,303	—	929,303
Interest and other income	260,087	59,340	639,414	(212,375)	746,466
TOTAL REVENUE	260,087	452,162	68,990,877	(225,792)	69,477,334

EXPENSES
Origination and servicing fees	—	—	13,417	(13,417)	—
Interest expense	32,149,577	2,311,819	8,094,353	(212,375)	42,343,374
Employee compensation and benefits	6,874,368	4,358,406	551,522	—	11,784,296
Legal and professional fees	2,107,053	1,628,408	211,915	—	3,947,376
Other expenses	5,822,621	2,871,318	1,983,037	—	10,676,976
TOTAL EXPENSES	46,953,619	11,169,951	10,854,244	(225,792)	68,752,022

INCOME (LOSS) BEFORE EQUITY IN INCOME OF SUBSIDIARIES	(46,693,532)	(10,717,789)	58,136,633	—	725,312

EQUITY IN INCOME OF SUBSIDIARIES	47,418,844	58,822,543	—	(106,241,387)	—

NET INCOME BEFORE INCOME TAXES	725,312	48,104,754	58,136,633	(106,241,387)	725,312

INCOME TAX EXPENSE	333,403	—	—	—	333,403
NET INCOME	391,909	48,104,754	58,136,633	(106,241,387)	391,909
Preferred stock dividends	(3,537,287)	—	—	—	(3,537,287)
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(3,145,378)	$—	$—	$—	$(3,145,378)

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(19) Guarantee of L Bonds (cont.)

Consolidated Statements of Operations (continued)

For the year ended December 31, 2015	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE
Policy servicing fees	$—	$2,217,471	$—	$(2,217,471)	$—
Gain on life insurance policies, net	—	—	39,381,003	—	39,381,003
Interest and other income	45,613	62,125	143,511		251,249
TOTAL REVENUE	45,613	2,279,596	39,524,514	(2,217,471)	39,632,252

EXPENSES
Origination and servicing fees	—	—	2,217,471	(2,217,471)	—
Interest expense	22,416,821	2,703,124	4,398,743	—	29,518,718
Employee compensation and benefits	6,007,347	2,002,673	—	—	8,010,020
Legal and professional fees	2,115,580	1,037,203	—	—	3,152,783
Other expenses	4,295,085	3,347,294	141,971	—	7,784,350
TOTAL EXPENSES	34,834,863	9,090,294	6,758,185	(2,217,471)	48,465,871

INCOME (LOSS) BEFORE EQUITY IN INCOME OF SUBSIDIARIES	(34,789,250)	(6,810,698)	32,766,329	—	(8,833,619)

EQUITY IN INCOME OF SUBSIDIARIES	25,955,631	32,766,108	—	(58,721,739)	—

NET INCOME (LOSS) BEFORE INCOME TAXES	(8,833,619)	25,955,410	32,766,329	(58,721,739)	(8,833,619)

INCOME TAX BENEFIT	(3,509,587)	—	—	—	(3,509,587)
NET INCOME (LOSS)	(5,324,032)	25,955,410	32,766,329	(58,721,739)	(5,324,032)
Preferred stock dividends	(2,069,242)	—	—	—	(2,069,242)
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(7,393,274)	$—	$—	$—	$(7,393,274)

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(19) Guarantee of L Bonds (cont.)

Consolidated Statements of Cash Flows

For the year ended December 31, 2016	Parent	Guarantor Sub	Non-Guarantor Sub	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$391,909	$48,104,754	$58,136,633	$(106,241,387)	$391,909
Adjustments to reconcile net income to net cash flows from operating activities:
(Equity) of subsidiaries	(47,418,845)	(58,822,542)	—	106,241,387	—
Gain on life insurance policies, gross	—	—	(48,988,406)	—	(48,988,406)
Amortization of deferred financing and issuance costs	7,720,065	(1,307,640)	2,032,827	—	8,445,252
Deferred income taxes	333,402	—	—	—	333,402
Preferred stock issued in lieu of cash dividends	689,742	—	—	—	689,742
Preferred stock dividends payable	302,972	—	—	—	302,972
(Increase) decrease in operating assets:
Life insurance policy benefits receivable	—	—	(5,345,000)	—	(5,345,000)
Due from related parties	—	1,169	—	—	1,169
Other assets	(112,725,117)	(44,866,357)	19,683,919	114,884,593	(23,022,962)
Increase (decrease) in operating liabilities:
Due to related party	(2,033,592)	—	2,033,592	—	—
Accounts payable	572,483	574,481	(437,692)	—	709,272
Interest payable	2,191,113	420,259	2,256,824	—	4,868,196
Other accrued expenses	706,718	2,873,233	(7,979,395)	—	(4,399,444)
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(149,269,149)	(53,022,643)	21,393,302	114,884,593	(66,013,897)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life insurance policies	—	—	(94,952,879)	—	(94,952,879)
Carrying value of matured life insurance policies	—	—	10,992,624	—	10,992,624
Investment in Secured MCA advances	—	—	(8,727,924)	—	(8,727,924)
Proceeds from Secured MCA advances	—	—	2,553,466	—	2,553,466
NET CASH FLOWS USED IN INVESTING ACTIVITIES	—	—	(90,134,713)	—	(90,134,713)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings on senior credit facilities	—	—	97,713,952	—	97,713,952
Payments for redemption of Series I Secured Notes	—	(7,469,462)	—	—	(7,469,462)
Proceeds from issuance of L Bonds	153,874,402	—	—	—	153,874,402
Payment of deferred issuance costs for L Bonds	(10,149,316)	—	—	—	(10,149,316)
Payments for redemption of L Bonds	(45,754,691)	—	—	—	(45,754,691)
Issuance of common stock	244,185	—	—	—	244,185
Proceeds (payments) from restricted cash	—	(15,392)	(35,469,305)	—	(35,484,697)
Proceeds from issuance of preferred stock	57,040,946	—	71,555	—	57,112,501
Payments for issuance costs of preferred stock	(4,133,526)	—	(7,340)	—	(4,140,866)
Payments for redemption of preferred stock	(2,126,678)	—	(71,555)	—	(2,198,233)
Payments of preferred stock dividends	(3,537,288)	—	—	—	(3,537,288)
Issuance of member capital	—	107,885,727	6,998,866	(114,884,593)	—
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	145,458,034	100,400,873	69,236,173	(114,884,593)	200,210,487

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,811,115)	47,378,230	494,762	—	44,061,877

CASH AND CASH EQUIVALENTS
BEGINNING OF THE PERIOD	32,292,162	1,982,722	150,221	—	34,425,105

END OF THE PERIOD	$28,481,047	$49,360,952	$644,983	$—	$78,486,982

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(19) Guarantee of L Bonds (cont.)

Consolidated Statements of Cash Flows (continued)

For the year ended December 31, 2015	Parent	Guarantor Sub	Non-Guarantor Sub	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(5,324,032)	$25,955,410	$32,766,329	$(58,721,739)	$(5,324,032)
Adjustments to reconcile net income to net cash flows from operating activities:
(Equity) of subsidiaries	(25,955,632)	(32,766,107)	—	58,721,739	—
Gain on life insurance policies, gross	—	—	(39,371,059)	—	(39,371,059)
Amortization of deferred financing and issuance costs	4,081,051	362,457	(731,452)	—	3,712,056
Deferred income taxes	(3,509,587)	—	—	—	(3,509,587)
Preferred stock issued in lieu of cash dividends	683,133	—	—	—	683,133
Preferred stock dividends payable	6,800	—	—	—	6,800
(Increase) decrease in operating assets:
Due from related parties	—	(1,256)	—	—	(1,256)
Life insurance policy benefits receivable	—	—	1,750,000	—	1,750,000
Other assets	(58,689,451)	(43,314,345)	—	101,699,270	(304,526)
Increase (decrease) in operating liabilities:
Accounts payable	(129,909)	(85,463)	529,236	—	313,864
Interest payable	2,730,921	233,786	(751,178)	—	2,213,529
Other accrued expenses	2,059,136	149,242	(24,985)	—	2,183,393
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(84,047,570)	(49,466,276)	(5,833,109)	101,699,270	(37,647,685)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life insurance policies	—	—	(38,906,934)	—	(38,906,934)
Proceeds from settlement of life insurance policies	—	—	4,511,289	—	4,511,289
NET CASH FLOWS USED IN INVESTING ACTIVITIES	—	—	(34,395,645)	—	(34,395,645)

CASH FLOWS FROM FINANCING ACTIVITIES
Net repayment of senior credit facilities	—	—	(7,150,000)	—	(7,150,000)
Payments for redemption of Series I Secured Notes	—	(4,891,681)	—	—	(4,891,681)
Proceeds from issuance of L Bonds	131,159,348	—	—	—	131,159,348
Payment of deferred issuance costs for L Bonds	(7,499,601)	—	—	—	(7,499,601)
Payments for redemption of L Bonds	(35,984,061)	—	—	—	(35,984,061)
Proceeds (payments) from restricted cash	—	(2,019,757)	3,973,910	—	1,954,153
Issuance of common stock	582,000	—	—	—	582,000
Payments for redemption of preferred stock	(295,185)	—	—	—	(295,185)
Payments of preferred stock dividends	(2,069,242)	—	—	—	(2,069,242)
Issuance of member capital	—	58,144,205	43,555,065	(101,699,270)	—
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	85,893,259	51,232,767	40,378,975	(101,699,270)	75,805,731

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,845,689	1,766,491	150,221	—	3,762,401

CASH AND CASH EQUIVALENTS
BEGINNING OF THE PERIOD	30,446,473	216,231	—	—	30,662,704

END OF THE PERIOD	$32,292,162	$1,982,722	$150,221	$—	$34,425,105

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(20) Concentration

We purchase life insurance policies written by life insurance companies having investment-grade ratings by independent rating agencies. As a result, there may be certain concentrations of policies with life insurance companies. The following summarizes the face value of insurance policies with specific life insurance companies exceeding 10% of the total face value held by us.

	As of December 31,
Life insurance company	2016	2015
John Hancock	14.36%	12.73%
AXA Equitable	13.42%	14.00%
Lincoln National	11.22%	*

____________

*         percentage does not exceed 10% of the total face value.

The following summarizes the number of insurance policies held in specific states exceeding 10% of the total face value held by us:

	As of December 31,
State of residence	2016	2015
California	20.72%	25.25%
Florida	19.42%	19.95%

 (21) Subsequent Events

Subsequent to December 31, 2016, eight policies covering seven individuals have matured. The combined insurance benefits of these policies were $15,975,000. We recorded realized gains of $13,956,000 on these seven policies.

Subsequent to December 31, 2016, we have issued approximately an additional $15,318,000 in principal amount of L Bonds.

Subsequent to December 31, 2016 we have issued approximately $16,871,000 of RPS.

On February 9, 2017, we declared a special cash dividend in the amount of $2.50 per share, payable on or about April 14, 2017, to the holders of RPS of record as of the close of business on April 5, 2017.

On February 14, 2017, we began a public offering of up to 150,000 shares of RPS 2 at $1,000 per share. As of the date of this prospectus supplement, we have not sold any shares of RPS 2.

Effective February 16, 2017, Paul Siegert, Director and Executive Chairman, voluntarily resigned from the Board of Directors. As part of his resignation, we agreed to repurchase Mr. Siegert’s 200,445 shares of GWG common stock for an aggregate of approximately $1.604 million. As a separation payment, Mr. Siegert will continue to receive his regular salary payments (annualized to approximately $201,000) through December 31, 2017 and he forfeited all options, both unvested and vested, to purchase shares of GWG common stock. Following his resignation, the Board of Directors appointed Mark Schwarzmann as a director of the Board and Jon Sabes was appointed Chairman of the Board.

(22) Reclassification of Preferred Stock Dividends

For the quarter ended December 31, 2016, we identified an error relating to prior periods in the classification of preferred stock dividends on the consolidated statement of operations and balance sheet. Preferred stock dividends have been classified as interest expense since the third quarter of 2014, when our initial public offering became effective. As a result, dividend cost resulted in an increase of the accumulated deficit on the balance sheet. The preferred stock dividends should have been charged directly to additional paid-in capital and are separately reflected as preferred stock dividends on the consolidated statement of operations. The reclassification of preferred stock dividends did not result in any changes to total equity in any of the periods effected. Additionally, the reclassification did not result in any changes to net loss attributable to common shareholders or net loss per common share for the year ended December 31, 2015.

1,000,000 Units

($1,000,000,000)

GWG HOLDINGS, INC.

L Bonds

__________________________

PROSPECTUS SUPPLEMENT

__________________________

March 15, 2017